Exhibit (a)(1)(A)

McAFEE, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of a prospectus covering
securities that have been registered under the Securities Act of 1933.
This relates to each of the
McAfee, Inc. 1997 Stock Incentive Plan and the
Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan,
JANUARY 4, 2008

McAFEE, INC.
Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at
11:00 p.m., Central Time, on February 1, 2008 unless we extend them.

     By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible employees holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and to receive cash payments (we refer to this as the “offer”). Each eligible employee who has eligible options outstanding will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options, the new exercise price that would apply to each eligible option (if this offer is accepted and the option is amended), a description of any cash payments with respect to eligible options, and other relevant information.
     McAfee, Inc. has determined that certain of your stock options were granted at a discount to the fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) or ineligible to obtain preferential tax treatment under paragraph 110(1)(d) of the Income Tax Act (Canada) and under Quebec tax legislation. These consequences for eligible employees subject to Section 409A include income inclusion at vesting (whether or not you have exercised affected options), an additional 20% federal penalty tax and interest charges. Furthermore, there may be additional taxes pursuant to similar U.S. state tax laws. For example, California has a provision similar to Section 409A of the Code (“Section 409A”) and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). The tax consequences for eligible employees subject to tax in Canada include the loss of a deduction and/or a deferral with regard to the taxable income at exercise under the Canadian income tax rules. If you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A and you likely will be eligible for preferential tax treatment under the Income Tax Act (Canada) and under Quebec tax legislation, as applicable.
     You are an “eligible employee” only if:
•	(1) you are an employee of McAfee, Inc. or our subsidiaries (collectively referred to as “McAfee,” the “Company,” “we,” “our,” or “us”) as of the last date on which this offer remains open for acceptance, (2) you are subject to taxation in the United States (an “eligible U.S. employee”) and (3) you hold otherwise eligible options to purchase common stock of McAfee that remain outstanding on the last date on which this offer remains open for acceptance; or

•	(1) you are an employee of McAfee as of the last date on which this offer remains open for acceptance, (2) you are subject to taxation in Canada but not in the United States (an “eligible Canada employee”) and (3) you hold otherwise eligible options to purchase common stock of McAfee that remain outstanding on the last date on which this offer remains open for acceptance.
     An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:
•	the option was granted under either the McAfee, Inc. 1997 Stock Incentive Plan or the Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan (together, the “McAfee Stock Plans”);

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date that McAfee determined the option was actually

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granted (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);
•	if the option is held by an eligible U.S. employee, the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”). If the option is held by an eligible Canada employee, the option may be an “eligible option” even if it was vested as of December 31, 2004; and

•	the option is held by an eligible employee and is outstanding as of the last date on which this offer remains open for acceptance.
     This is an all or nothing offer, which means that if you participate, you must participate with respect to all of your eligible options. If you accept this offer, all of your eligible options will be replaced with the following consideration:
     1. Your eligible option will be amended to increase the original exercise price per share to the fair market value of a share of the common stock of McAfee on the date that McAfee determined the option was actually granted (that is, on the option’s grant date of record). If you are an eligible U.S. employee and only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. If you are an eligible Canada employee, the entire outstanding portion of the eligible option will be amended to increase the exercise price. Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options; and
     2. In addition, if you are an eligible U.S. employee, you will receive a cash payment equal to 105% of the difference between the new exercise price per share of the amended option and the original exercise price per share (the “exercise price increase”), multiplied by the number of unexercised shares of McAfee common stock subject to the eligible option that was amended in the manner described above (the “aggregate exercise price increase”). Cash payments, less any applicable tax withholdings, to eligible U.S. employees will be paid on the first payroll date in 2009 (regardless of whether you are an employee of McAfee at the time of payment).
     If you are an eligible Canada employee, you will receive a cash payment equal to 150% of the aggregate exercise price increase. Cash payments, less any applicable tax and social insurance withholdings, to eligible Canada employees will be paid promptly following the expiration date of this offer. The cash payment to eligible U.S. employees is greater than the aggregate exercise price increase in order to compensate eligible U.S. employees for the delay in payment that is required by applicable U.S. tax law. Canadian tax laws do not contain the same requirement and therefore the delay does not apply to eligible Canada employees. However, because Canada employees will be taxed at a higher rate on the cash payment than their regular option gains, they also will receive an amount greater than the aggregate exercise price increase to compensate for the higher taxes they must pay.
     Your Addendum, which you received by email, will list the number of unexercised shares subject to your eligible options and the cash payment you will be entitled to receive if you elect to amend your eligible options. If you hold an option which does not appear on the Addendum, such option is not an eligible option and therefore is not subject to amendment pursuant to the offer.
Receipt of Amended Options and Cash Payments
     If you elect to receive an amended option for an eligible option, the eligible option will be amended on the date that this offer expires (but following the expiration of the offer) (currently expected to be February 1, 2008). Promptly following the expiration of the offer, you will receive an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. Each amended option will be subject to the terms and conditions of the McAfee Stock Plan under which the original option was granted and as amended in accordance with this offer. Any amended option you receive will continue to be subject to the same vesting schedule.

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     In addition, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive a cash payment for the eligible options, if any, you elected to have amended. With respect to eligible U.S. employees, cash payments will be paid on the first payroll date in 2009, and all such payments will be subject to any applicable tax withholdings. With respect to eligible Canada employees, cash payments will be made promptly following the expiration date, and all such payments will be subject to any tax and social insurance withholdings. Cash payments will not be subject to any further vesting conditions, so you will receive any cash payments to which you are entitled, regardless of whether the eligible option is vested and regardless of whether you are providing service to us at the time of payment.
Other Matters
     The offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend. You are not required to accept this offer.
     Our common stock is traded on the New York Stock Exchange under the symbol “MFE.” On December 28, 2007, the closing price of our common stock was $37.47 per share, as reported on the New York Stock Exchange. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.
     See “Risks of Participating in the Offer” beginning on page 20 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT – ACTION ITEMS TO PARTICIPATE
     If you participate in this offer, you must complete and sign an election form, either electronically via the email from tender_offer@mcafee.com dated January 4, 2008, or using the attached paper form. If you use a paper form, please fax it to Charles Deaton at (972) 987-2047 before 11:00 p.m., Central Time, on February 1, 2008. Only responses that are properly completed and actually received by the Company electronically via the email from tender_offer@mcafee.com dated January 4, 2008, or via fax on or before the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election forms is at your risk. McAfee intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation that McAfee has received your response, you must confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email tender_offer@mcafee.com. Responses may be submitted only electronically via the email from tender_offer@mcafee.com dated January 4, 2008, or via fax. Responses submitted by any other means, including hand delivery, United States mail, Canadian post and Federal Express (or similar delivery service), are not permitted.
     Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or Canadian provincial securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

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     McAfee has engaged a third-party consultant to assist in the preparation of employee communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. The third-party consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. You should direct general questions about the terms of this offer or requests for general tax information about this offer to:

Charles Deaton
Senior Manager
Stock Administration
tender_offer@mcafee.com
Offer to Amend the Exercise Price of Certain Options, dated January 4, 2008.
     You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We recommend that you consult with your financial, legal and/or tax advisors. Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should accept this offer. The decision to participate in the offer must be your own, after taking into account your personal circumstances and preferences. We are not making an offer of the cash consideration or amended options in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

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TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2
RISKS OF PARTICIPATING IN THE OFFER		20
THE OFFER		23
1.	Eligibility	23
2.	Number of options and amount of consideration; expiration date	23
3.	Purpose of the offer	26
4.	Procedures for electing to participate in this offer	28
5.	Withdrawal rights and change of election	29
6.	Acceptance of options for amendment, issuance of cash payments, and amended options	31
7.	Conditions of the offer	32
8.	Price range of shares underlying the options	34
9.	Source and amount of consideration; terms of amended options	35
10.	Information concerning the Company	38
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	39
12.	Status of options amended by us in the offer; accounting consequences of the offer	39
13.	Legal matters; regulatory approvals	40
14.	Material United States federal income tax consequences	40
15.	Extension of offer; termination; amendment	43
16.	Fees and expenses	44
17.	Additional information	45
18.	Financial statements	45
19.	Miscellaneous	46

SCHEDULE A Information Concerning the Directors and Executive Officers of McAfee, Inc.		A-1
SCHEDULE B Summary Financial Statements of McAfee, Inc.		B-1
SCHEDULE C Guide to Tax Issues in Canada		C-1
SCHEDULE D Guide to Tax Issues in India		D-1
SCHEDULE E Guide to Tax Issues in Ireland		E-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying email from tender_offer@mcafee.com dated January 4, 2008, and the election form together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?	4
Q2.	Why is McAfee making this offer?	5
Q3.	Who is eligible to participate in this offer?	5
Q4.	Which options are eligible for amendment in this offer?	6
Q5.	How do I participate in this offer?	6
Q6.	If I participate in the offer, do I have to amend all of my eligible options?	7
Q7.	If I decide to participate in the offer, what will happen to my current eligible options?	8
Q8.	What will I receive in return for increasing the exercise price of my options?	8
Q9.	When will my eligible options be amended and when will I receive the cash payment?	10
Q10.	I am an eligible U.S. employee. Why won’t I receive my cash payment immediately following the expiration of the offer? Why am I receiving 105% of the aggregate exercise price increase?	10
Q11.	I am an eligible Canada employee. Why am I receiving 150% of the aggregate exercise price increase?	11
Q12.	Am I required to participate in this offer?	11
Q13.	Once my options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?	11
Q14.	When will my amended options vest?	12
Q15.	Will the terms and conditions of my amended options be the same as my original options?	12
Q16.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?	12
Q17.	What happens to my options if I do not turn in my election form by the deadline, am not an eligible employee as of the last date on which this offer remains open for acceptance, choose not to participate or my options are not accepted?	12
Q18.	I am an eligible U.S. employee. Are there any positive or negative tax consequences to my participation in the offer?	13
Q19.	I am an eligible Canada employee. Are there any positive or negative tax consequences to my participation in the offer?	14
Q20.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?	16
Q21.	How will McAfee confirm to me that my election form has been received?	16
Q22.	Can I accept this offer with respect to shares of McAfee common stock that I previously acquired upon exercise of options?	16
Q23.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	16
Q24.	Is this a repricing of options?	16
Q25.	How does McAfee determine whether I have properly accepted this offer?	16
Q26.	When will my amended options expire?	17
Q27.	Will I receive any paperwork indicating my options have been amended?	17

Q28.	Are there any conditions to this offer?	17
Q29.	If you extend the offer, how will you notify me?	17
Q30.	How will you notify me if the offer is changed?	17
Q31.	Can I change my mind and withdraw from this offer?	17
Q32.	How do I withdraw my election?	18
Q33.	What if I withdraw my election and then decide again that I want to participate in this offer?	18
Q34.	How should I decide whether or not to accept this offer with respect to my eligible options?	18
Q35.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	18
Q36.	I am an eligible U.S. employee. Will my amended options remain nonstatutory stock options for United States tax purposes?	19
Q37.	Does Section 409A, Paragraph 110(1)(d) of the Income Tax Act (Canada) or Quebec tax legislation impact Employee Stock Purchase Plan (“ESPP”) shares or restricted stock?	19
Q38.	Whom can I contact if I need to confirm McAfee’s receipt of my election form, I have questions about the offer, or if I need additional copies of the offer documents?	19

Q1. What is the offer?
A1.	This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options amended and receive a cash payment. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend. We believe this will eliminate certain unfavorable personal tax consequences to eligible employees. (See Sections 3 and 14)
     Terms Used in the Offer
     The following are some terms that are frequently used in this Offer to Amend.
•	“amended options” refers to eligible options that are amended pursuant to this offer.

•	“amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price. We expect that the amendment date will be February 1, 2008, which is the same date as the expiration date of the offer. If the expiration date is extended, then the amendment date will be similarly changed to the new expiration date.

•	“Addendum” refers to the document that will be provided to each eligible employee. The Addendum will list eligible options and, for each eligible option, will list the original exercise price, the number of unexercised shares subject to the option, the new exercise price if the option is amended and the cash payment related to the eligible option if it is amended.

•	“eligible Canada employee” refers to all individuals who: (1) are employees of McAfee as of the last date on which this offer remains open for acceptance, (2) are subject to taxation in Canada but not in the United States, and (3) hold otherwise eligible options to purchase common stock of McAfee that remain outstanding on the last date on which this offer remains open for acceptance.

•	“eligible employee” refers to eligible U.S. employees and eligible Canada employees.

•	“eligible options” refers to all options with respect to which you may accept this offer in exchange for amended options and cash payments, as described in Question and Answer 4 and Section 1 of the Offer to Amend. If you may accept this offer with respect to only a portion of an option, that portion is the “eligible option.” None of our executive officers and none of our directors is eligible to participate in this offer and therefore none of our executive officers or directors holds any eligible options.

•	“eligible U.S. employees” refers to all individuals who: (1) are employees of McAfee. as of the last date on which this offer remains open for acceptance, (2) are subject to taxation in the United States, and (3) hold otherwise eligible options to purchase common stock of McAfee that remain outstanding on the last date on which this offer remains open for acceptance.

•	“executive officers” refers to those officers of McAfee listed on Schedule A, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). None of our executive officers holds eligible options and therefore none of our executive officers is an eligible employee.

•	“exercise price increase” refers to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option. The exercise price increase multiplied by the number of unexercised shares of McAfee common stock subject to the eligible option that was amended in this offer is referred to as the “aggregate exercise price increase.”

•	“expiration date” refers to the date that this offer expires. The expiration date will be February 1, 2008 at 11:00 p.m., Central Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“McAfee Stock Plans” refers to the following stock plans: (1) McAfee, Inc. 1997 Stock Incentive Plan, and (2) the Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan.

•	“new exercise price” refers to the per share exercise price at which amended options may be exercised to purchase shares of McAfee common stock. An amended option’s new exercise price will be equal to the fair market value of a share of McAfee common stock on the date that McAfee determined the option was actually granted (that is, the option’s grant date of record). Your Addendum will list the new exercise price for each of your eligible options should you accept this offer with respect to such options.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on January 4, 2008, and end at 11:00 p.m., Central Time, on February 1, 2008, unless the offer is extended.

•	“option” refers generally to an option to purchase one or more shares of our common stock.

•	“original exercise price” refers to the original exercise price of an eligible option. Your Addendum will list the original exercise price of each of your eligible options.

•	“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the IRS guidance under the American Jobs Creation Act of 2004.
Q2.	Why is McAfee making this offer?

A2.	McAfee has determined that certain options granted under the McAfee Stock Plans were issued with an exercise price less than the fair market value of the underlying McAfee common stock on the date of grant. With respect to eligible U.S. employees, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004, will likely subject the eligible U.S. employees to unfavorable tax consequences. With respect to eligible Canada employees, the options that were granted at a discount likely will result in the loss of preferential tax treatment under paragraph 110(1)(d) of the Income Tax Act (Canada) and under Quebec tax legislation. If the eligible options are amended and cash payments distributed, the unfavorable tax consequences as described in Section 14 and Schedule C of this Offer to Amend, should be eliminated. (See Section 3)

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if you: (1) are an employee of McAfee as of the last date on which this offer remains open for acceptance, (2) are subject to taxation in the United States or Canada, and (3) hold otherwise eligible options, if those options remain outstanding as of the last date on which this offer remains open for acceptance.

None of our executive officers and none of our directors holds eligible options and therefore none of our executive officers or directors is eligible to participate in this offer. (See Section 1)

Q4.	Which options are eligible for amendment in this offer?

A4.	An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:
•	the option was granted under either of the McAfee Stock Plans;

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date that McAfee determined the option was actually granted (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	if the option was held by an eligible U.S. employee, the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion may be an “eligible option”). If the option was held by an eligible Canada employee, the option may be an “eligible option” even if it was vested as of December 31, 2004; and

•	the option is held by an eligible employee and is outstanding as of the last date on which this offer remains open for acceptance.
Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do one of the following before 11:00 p.m., Central Time, on February 1, 2008 (the expiration date):
1.	Access the election form via the email from tender_offer@mcafee.com dated January 4, 2008. Select the “ACCEPT OFFER” button located at the top of the email after you have read the election form terms and conditions to submit the election form electronically; or

2.	Alternatively, print the entire election form contained in the email from tender_offer@mcafee.com dated January 4, 2008 or from McAfee’s website at http://internal/nai.com/division/finance/stockadmin/default.asp. Complete the election form by selecting the “ACCEPT OFFER” box on the last page of the election form and signing and dating the election form after you have read the election form terms and conditions. Submit the election form via fax to Charles Deaton at (972) 987-2047.
If you participate in this offer, you will be required to accept the offer with respect to all of your eligible options, if you hold more than one eligible option. To help you determine your outstanding eligible options and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options, the original exercise price of your eligible options, the new exercise price that will apply if the eligible options are amended and the cash payment you will receive for the eligible options, if amended. If you hold an option that is not listed on the Addendum, the option is not an eligible option.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this offer that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made promptly after the expiration of this offer. (See Section 4)

Your election to participate becomes irrevocable after 11:00 p.m., Central Time, on February 1, 2008, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your options by 11:00 p.m. Central Time on March 3, 2008, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 8:00 a.m., Central Time, on the U.S. business day following the previously scheduled expiration date.

If you participate in this offer, you must complete and sign an election form, either electronically via the email from tender_offer@mcafee.com dated January 4, 2008, or using the attached paper form. If you use a paper form, please fax it to Charles Deaton at (972) 987-2047 before 11:00 p.m., Central Time, on February 1, 2008. You may also print the election form in the email from tender_offer@mcafee.com dated January 4, 2008 or via McAfee’s website at http://internal/nai.com/division/finance/stockadmin/default.asp. Only responses that are properly completed and actually received by the Company electronically via the email from tender_offer@mcafee.com dated January 4, 2008 or via fax on or before the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election forms is at your risk. McAfee intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation that McAfee has received your response, you must confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email tender_offer@mcafee.com. Responses may be submitted only electronically via the email from tender_offer@mcafee.com dated January 4, 2008, or via fax. Responses submitted by any other means, including hand delivery, United States mail, Canadian post and Federal Express (or similar delivery service), are not permitted.
Q6.	If I participate in the offer, do I have to amend all of my eligible options?

A6.	Yes. You cannot selectively amend your eligible options. This is an all or nothing offer, which means that if you participate in this offer at all, you must amend all your eligible options. This also means that you must amend the remaining outstanding portion of any eligible option that you have partially exercised. As mentioned above, the portion of an option held by an eligible U.S. employee that vested on or prior to December 31, 2004, is not an “eligible option” but the portion that vested after December 31, 2004, may be an eligible option.

Eligible U.S. Employee Election Example

If you are an eligible U.S. employee and you hold: (1) an eligible option to purchase 1,000 shares of McAfee common stock, which you have already exercised with respect to 700 shares, and (2) an eligible option to purchase 500 shares of McAfee common stock, of which you have exercised none of the shares, and (3) an option to purchase 1,000 shares, all of which remain unexercised and of which 100 shares have vested on or before December 31, 2004 (so only 900 shares are “eligible options”), you may elect to amend:
•	all of your eligible options, with respect to: (1) 300 shares of your first option, (2) 500 shares of your second option, and (3) 900 shares of your third option; or

•	none of your options.
These are your only choices in this example.

Eligible Canada Employee Election Example

If you are an eligible Canada employee and you hold: (1) an eligible option to purchase 1,000 shares of McAfee common stock, which you have exercised with respect to 700 shares, and (2) an eligible option to purchase 500 shares of McAfee common stock, of which you have exercised none of the shares, and (3) an option to purchase 1,000 shares, all of which remain unexercised and of which 100 shares have vested on or before December 31, 2004, you may elect to amend:
•	all of your eligible options, with respect to: (1) 300 shares of your first option, (2) 500 shares of your second option, and (3) 1000 shares of your third option; or

•	none of your options.
These are your only choices in this example.
Q7.	If I decide to participate in the offer, what will happen to my current eligible options?

A7.	If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date (but following the expiration of the offer). The expiration date will be February 1, 2008, unless the offer period is extended. In addition, if you elect to participate in this offer with respect to your eligible options, if any, as of that same date, you will become entitled to receive the cash payment described below, less any applicable tax and social insurance withholdings.

The amended option will continue to be subject to the terms and conditions of the McAfee Stock Plans under which the original option was granted and as amended in accordance with this offer. (See Section 6)
Q8.	What will I receive in return for increasing the exercise price of my options?

A8.	If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:
1.	Your eligible option will be amended to increase the original exercise price per share to the new exercise price. The new exercise price will be the fair market value of a share of McAfee common stock on the date that McAfee determined the option was actually granted (that is, on the option’s grant date of record). No other part of the affected option will change: the vesting schedule will remain as originally granted; it does not get accelerated or decelerated, and you will not have to restart the vesting schedule. Nor will the term of the option change; it will remain as originally granted.

If you are an eligible U.S. employee and only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the original exercise price. The portion that vested on or before December 31, 2004, is not subject to the adverse personal tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004, will remain outstanding in accordance with its original terms, including its original exercise price.

If you are an eligible Canada employee, the entire outstanding portion of the eligible option will be amended to increase the exercise price.

Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options. Your Addendum was sent to you in the email from tender_offer@mcafee.com dated January 4, 2008.

2.	In addition, if you are an eligible U.S. employee, for each eligible option amended in this offer, you will receive a cash payment equal to 105% of the aggregate exercise price increase (that is, 105% of the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the eligible option that was amended, in the manner described below). If you are an eligible Canada employee, for each eligible option amended in this offer, you will receive a cash payment equal to 150% of the aggregate exercise price increase. The cash payment to eligible U.S. employees is greater than the aggregate exercise price increase to compensate eligible U.S. employees for the delay in payment that is required by U.S. tax law. The timing of the payment date is mandated by the relevant governing tax laws and not any McAfee decision. Canadian tax laws do not contain the same requirement and therefore the delay does not apply to eligible Canada employees. However, because Canada employees will be taxed at a higher rate on the cash payment than their regular option gains, they also will receive an amount greater than the aggregate exercise price increase to compensate for the higher taxes they must pay.

Furthermore, you will receive a single cash payment covering all of your unexercised options whether or not the options have vested. The offer is designed to be a one-time event.

Your Addendum will list the number of unexercised shares subject to your eligible options and the cash payment you will be entitled to receive if you elect to amend your eligible options. Note that your cash payment is subject to any applicable tax and social insurance withholdings. Your Addendum was sent to you in the email from tender_offer@mcafee.com dated January 4, 2008. While you may have other options to purchase McAfee’s common stock, if the options you hold do not appear on your Addendum, then it is not an eligible option and therefore is not eligible for amendment pursuant to this offer.

Eligible U.S. Employee Eligible Option Example

You are an eligible U.S. employee and you were issued an option to purchase 2,000 shares of McAfee common stock with an original exercise price per share equal to $16.00. Of the number of shares subject to your option, 400 shares vested on or before December 31, 2004. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options was determined to be $18.00. As of the offer expiration date, 1,400 shares were vested (1,000 shares of which vested after December 31, 2004) and you had not exercised any portion of the option. The option will be an eligible option with respect to 1,600 shares (the 400 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible for this offer). If you accept this offer, then pursuant to the terms of the offer you will receive the following:
     1. The option to purchase 1,600 shares will be amended to increase the exercise price to $18.00 per share. 1,000 shares subject to the option will be vested as of the expiration date.
     2. A cash payment of $3,360.00 (this is 105% of $3,200.00, which is $18.00-$16.00 multiplied by 1,600 shares) (the portion of the option that is eligible for amendment as of the expiration date of the offer), less any applicable tax withholdings, will be payable on the first payroll date in 2009.
Eligible Canada Employee Eligible Option Example

You are an eligible Canada employee and you were issued an option to purchase 2,000 shares of McAfee common stock with an original exercise price per share equal to $16.00 per share. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options was determined to be $18.00. As of the offer expiration date, 1,500 shares were vested and you had not exercised any portion of the option. The options will be eligible options with respect to all 2,000 shares subject to the option and if you accept this offer, then pursuant to the terms of the offer you will receive the following:
     1. The option to purchase 2,000 shares will be amended to increase the exercise price to $18.00 per share. 1,500 shares subject to the option will be vested as of the expiration date.
     2. A cash payment of $6,000.00 (this is 150% of $4,000.00, which is $18.00-$16.00 multiplied by 2,000 shares) (the portion of the option eligible as of the expiration date of the offer), less any applicable tax and social insurance withholdings, will be payable promptly following the expiration date.
Q9.	When will my eligible options be amended and when will I receive the cash payment?

A9.	Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date (following the expiration of the offer). The amendment date will be the same date on which this offer expires. We expect the amendment date will be February 1, 2008. If the expiration date of the offer is delayed, the amendment date will be similarly delayed. Promptly after the expiration of the offer, you will receive an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. (See Section 6)

In addition, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive a cash payment for the eligible options you elected to have amended. If you are an eligible U.S. employee, any cash payment owed to you will be paid to you, less any applicable tax withholdings, on the first payroll date in 2009. If you are an eligible Canada employee, any cash payment owed to you will be paid to you, less any applicable tax and social insurance withholdings, promptly following the expiration date. The difference in payment dates is because U.S. tax laws require that the payments to eligible U.S. employees be delayed in order to eliminate the adverse personal tax consequences. Canadian tax laws do not contain the same requirement and therefore we have not applied the delay to eligible Canada employees. This payment will not be subject to any vesting conditions or your employment status with us at the time of payment, or otherwise be subject to forfeiture. (See Section 6)

Q10.	I am an eligible U.S. employee. Why won’t I receive my cash payment immediately following the expiration of the offer? Why am I receiving 105% of the aggregate exercise price increase?

A10.	The regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable personal tax consequences by amending your options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments to eligible U.S. employees in the same calendar year in which the options are amended. The earliest we can make these cash payments with respect to the eligible options to eligible U.S. employees who participate in the offer is in 2009. To compensate employees for the delay in payment, we are paying you an additional 5% (for a total of 105%) of the aggregate exercise price increase for each eligible option you amend under this offer.

Q11.	I am an eligible Canada employee. Why am I receiving 150% of the aggregate exercise price increase?

A11.	As described in Question and Answer 10, the proposed tax regulations under Section 409A that allow us to offer eligible U.S. employees the opportunity to avoid unfavorable personal tax consequences by amending their options also impose certain requirements regarding the timing of the cash payments. These proposed tax regulations do not allow us to make the cash payments to eligible U.S. employees until January 2009. Canadian tax laws do not contain the same requirement and therefore we have not applied the delay to eligible Canada employees. However, since you are an eligible Canada employee and will be taxed at a higher rate on the cash payment than your regular option gains, you will receive an additional 50% above the aggregate exercise price increase (for a total of 150%) to compensate you for the higher taxes.

Q12.	Am I required to participate in this offer?

A12.	No. Participation in this offer is completely voluntary.

However, if you do participate in this offer, you must accept this offer with respect to all of your eligible options (with respect to eligible U.S. employees, options are eligible options to the extent that such shares vested after December 31, 2004). (See Section 2)

If you do not participate in this offer, you may be subject to certain adverse personal tax consequences. Please also see Questions and Answers 17, 18 and 19 for a description of the potential tax consequences to you if you decide not to participate in the offer and instead keep your current options.

Q13.	Once my options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?

A13.	Once the offer has expired and your election with respect to options has been accepted, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the same day that the offer expires (but following the expiration of the offer). (See Section 2)

You also do not need to do anything in order to receive your cash payments for your eligible options. Note that you will receive a cash payment only with respect to your eligible options that are amended in this offer. If you are an eligible U.S. employee, the cash payment for these options will be made on the first payroll date in 2009, less any applicable tax withholdings. If you are an eligible Canada employee, the cash payment, less any applicable tax and social insurance withholdings, for these options will be made promptly following the expiration date. For each eligible option that is amended pursuant to this offer, the amount of the cash payment will be equal to: (1) 105% of the aggregate exercise price increase for each eligible option for eligible U.S. employees and (2) 150% of the aggregate exercise price increase for each eligible option for eligible Canada employees. (See Questions and Answers 10 and 11)

Promptly following the expiration of the offer, we will send you an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing your right to receive a cash payment for these options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Q14.	When will my amended options vest?

A14.	If your options are amended, they will continue to vest according to the vesting schedule of your original options. Continued vesting is subject to your continued service to us through each relevant vesting date. (See Section 9)

Q15.	Will the terms and conditions of my amended options be the same as my original options?

A15.	Yes. Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options as set forth in your original stock option agreement(s). (See Sections 2, 9 and 14)

Q16.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?

A16.	If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options that you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment with respect to such options. Your options instead will terminate upon exercise in accordance with their terms (see Question and Answer 17). If you are an eligible U.S. employee, with respect to those eligible options you exercise prior to expiration of the offer, you may be required to recognize ordinary income and may also be subject to an additional 20% federal penalty tax and interest. Furthermore, some states, including California, impose additional penalty taxes and interest charges. If you are an eligible Canada employee, your option will be subject to tax at exercise on the difference between the fair market value of the shares on the date of exercise and the option price. You will not be eligible for preferential tax treatment (i.e., the deduction and deferral as explained in Schedule C). (See Section 14 and Schedule C)

Q17.	What happens to my options if I do not turn in my election form by the deadline, am not an eligible employee as of the last date on which this offer remains open for acceptance, choose not to participate or my options are not accepted?

A17.	If we do not receive your election form by the deadline, you are not an eligible employee as of the last date on which this offer remains open for acceptance, you choose not to participate, or your options are not accepted by us under this offer, your existing options will: (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment or other service, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule. If you are an eligible U.S. employee, as described in Question and Answer 18, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% federal penalty tax and interest. In addition, some states, including California, impose additional penalty taxes and interest charges. We recommend that you consult with your financial, legal and/or tax advisors regarding any personal tax consequences. If you are an eligible Canada employee, your option will be subject to tax at exercise on the difference between the fair market value of the shares on the date of exercise and the option price. You will not be eligible for preferential tax treatment (i.e., the deduction and deferral as explained in Schedule C). (See Section 14 and Schedule C) .

Q18.	I am an eligible U.S. employee. Are there any positive or negative tax consequences to my participation in the offer?

A18.	Yes. As a result of your participating in this offer, you may avoid potentially adverse personal tax consequences associated with your eligible options under United States tax law.

Section 409A and the Internal Revenue Service (“IRS”) guidance under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) are considered deferred compensation and must comply with the operating rules of Section 409A. In order to comply with those operating rules, the stock options must have fixed exercise dates to avoid early income recognition and an additional 20% tax and possible interest charges.

None of the eligible options have fixed exercise dates and therefore this non-compliance with the operating rules of Section 409A would likely subject the eligible U.S. employees to income recognition before the options are exercised and would subject the eligible U.S. employees to the additional 20% tax. The tax regulations issued by the Treasury Department and the IRS do not provide final guidance with respect to the tax consequences associated with such options. However, based on previously issued guidance, we believe that, in the tax year in which an option vests, eligible U.S. employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible U.S. employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, certain states have laws similar to Section 409A. Consequently, eligible U.S. employees may also incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).
McAfee cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the tax regulations do not provide final guidance with respect to the tax consequences of discount options. However, McAfee will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Example:

You are an eligible U.S. employee who holds options to purchase 1,000 shares of McAfee common stock with an original exercise price per share of $16.00. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options for financial accounting purposes was determined to be $18.00. On the initial vesting date of December 31, a total of 250 of the shares subject to the option vest at a time when the fair market value is $30.00 per share and there is a total “spread’’ of $3,500.00. Under the IRS guidance, in the year in which the option vests, you may have taxable income equal to $3,500.00 (the difference between the $30.00 fair market value and $16.00 original exercise price multiplied by the 250 shares that vest) for federal and state tax purposes at your applicable income tax rates and also owe an additional $700.00 due to the 20% penalty tax imposed under Section 409A (20% of $3,500.00). If you are a California employee, you may owe an additional $700.00 due to the 20% penalty tax imposed under California law. Additionally, you may owe an interest penalty with the calculation of such penalties dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock. If, for example, your applicable federal and state tax rate is a total of 44.3%, then once the Section 409A and equivalent California penalty taxes are added, you could end up paying approximately 84.3% on the “spread’’ of an option you may not have yet exercised, plus potential interest charges, which may be approximately 9% of the “spread.’’

Please also see Question and Answer 17 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer. On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments with respect to any eligible options that are amended. (See Section 14) In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14)

Uncertainty

Unfortunately, the regulations issued by the Treasury Department and the IRS did not provide further guidance with respect to the tax consequences associated with discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance, but we will work as quickly as administratively feasible if future Section 409A guidance is issued to analyze it and provide information to our eligible U.S. employees regarding such guidance.

If you are subject to taxation in the United States, and also are subject to taxation in Canada, India, or Ireland, there may be additional tax consequences relating to your participation in this offer. Please see Schedules C through E of this Offer to Amend, as applicable, for a description of these tax consequences. Further, some states, including California, may have additional penalty taxes. We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.

Q19.	I am an eligible Canada employee. Are there any positive or negative tax consequences to my participation in the offer?

A19.	Yes. With respect to eligible Canada employees, the options that were granted at a discount likely will result in the loss of preferential tax treatment under paragraph 110(1)(d) of the Income Tax Act (Canada) and under Quebec tax legislation. As a result of participation in this offer, you may potentially obtain preferential tax treatment for your option under the Income Tax Act (Canada) and under Quebec tax legislation.

Subject to the potential deferral provisions discussed below, when you exercise your amended options you must include the difference between the fair market value of the shares on the date of exercise and the option price in your income. If you participate in this offer, under Canada Revenue Agency (“CRA”) guidance, only one-half of this “gain” may be subject to tax on the amended options and only three-fourths for Quebec optionees; that is, you may be able to permanently exclude one-half (one-fourth for Quebec optionees) of this “gain” from the taxable amount. You calculate the one-half (or one-fourth for Quebec optionees) deduction when filing your annual income tax return.

You may also be able to defer taxation of some or all of the taxable portion of the gain arising upon exercise until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one-year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

You will be subject to social insurance contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual wage ceiling.

Finally, please note that under current CRA guidance, it is likely that the deduction and deferral are available for amended options (although this result is not completely certain). Thus, we recommend that you check with your tax advisor to determine if the deduction and deferral apply to your situation.

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value of the shares on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold (and added to the adjusted cost base of the shares). Income tax will be assessed on the taxable income at your marginal income tax rate.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

If you participate in this offer, you will be subject to tax and social insurance contributions on any cash payment received pursuant to this offer. You will likely not be subject to tax at the time you accept this offer and your current eligible options are amended. Please note, however, that the result is not completely certain.

Example:

You are an eligible Canada employee who holds options to purchase 1,000 shares of McAfee common stock with an original exercise price per share of $16.00. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options for financial accounting purposes was determined to be $18.00. On December 31, 2008, you exercise a total of 250 of the shares subject to the option and on such date the per share fair market value of McAfee’s common stock is $30.00. You will have taxable income equal to $3,500.00 (the difference between $30.00 fair market value and $16.00 exercise price multiplied by the 250 shares that were exercised). You will not be eligible for the deduction and deferral under the Income Tax Act (Canada) or Quebec tax legislation if you do not participate in the offer.

Please note that tax laws change frequently and occasionally on a retroactive basis. McAfee cannot guarantee any particular tax results related to your options.

If you are a citizen or resident of a country other than or in addition to Canada, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in such other country apply to your specific situation. Please also see Schedule C of this Offer to Amend for information regarding the tax consequences for eligible employees subject to tax in Canada.
Q20.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A20.	No. However, your option will not be amended and cash payments will not be made if we are prohibited from doing so by applicable laws or stock exchange rules. For example, we could become prohibited from amending options as a result of changes in SEC, New York Stock Exchange or applicable laws outside the U.S. We do not anticipate any such prohibitions at this time. (See Section 13)

Q21.	How will McAfee confirm to me that my election form has been received?

A21.	McAfee intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation within two U.S. business days, you must confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email tender_offer@mcafee.com. (See Section 4)

Q22.	Can I accept this offer with respect to shares of McAfee common stock that I previously acquired upon exercise of options?

A22.	No. This offer relates only to options to purchase McAfee common stock that were granted under the McAfee Stock Plans and that remain outstanding as of the last date on which this offer remains open for acceptance. (See Section 2)

Q23.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A23.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q24.	Is this a repricing of options?

A24.	Yes. Amendment of your eligible options is considered a repricing of options. As a result, the Company may record a non-cash expense for additional stock-based compensation, if any, equal to the originally measured fair market value on the date of grant that is yet to be recognized as of the repricing date, plus any incremental stock-based compensation attributed to the modification. The determination of incremental stock-based compensation will be based on the excess, if any, of the fair market value of the repriced options over the fair value of the options just prior to the repricing. In addition, we will recognize a compensation expense for financial reporting purposes in the aggregate amount of the cash payments that become payable pursuant to the terms of the offer. (See Section 12)

Q25.	How does McAfee determine whether I have properly accepted this offer?

A25.	We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q26.	When will my amended options expire?

A26.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment or other service with the Company. (See Section 9)

Q27.	Will I receive any paperwork indicating my options have been amended?

A27.	Yes. Promptly after the expiration of the offer, the Company will send you an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. (See Section 9)

Q28.	Are there any conditions to this offer?

A28.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. However, the implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. (See Section 7)

Q29.	If you extend the offer, how will you notify me?

A29.	If we extend this offer, we will issue a press release, email or other form of communication disclosing the extension no later than 8:00 a.m., Central Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q30.	How will you notify me if the offer is changed?

A30.	If we change the offer, we will issue a press release, email or other form of communication disclosing the change no later than 8:00 a.m., Central Time, on the next U.S. business day following the day we change the offer. (See Section 15)

Q31.	Can I change my mind and withdraw from this offer?

A31.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. However, if we have not accepted your election by 11:00 p.m., Central Time, on March 3, 2008, you may withdraw your options at any time thereafter. (See Section 5)

Q32.	How do I withdraw my election?

A32.	To withdraw your election with respect to your eligible options, you must do one of the following before the expiration date:

1.	Access the election form via the email from tender_offer@mcafee.com dated January 4, 2008. Select the “REJECT OFFER” button located at the top of the email after you have read the election form terms and conditions; or

2.	Alternatively, print the entire election form contained in the email from tender_offer@mcafee.com dated January 4, 2008, or print the election form by accessing it via McAfee’s website at http://internal/nai.com/division/finance/stockadmin/default.asp. Select the “REJECT OFFER” box and sign and date the election form after you have read the election form terms and conditions. Submit the election form via fax to Charles Deaton at (972) 987-2047.

Q33.	What if I withdraw my election and then decide again that I want to participate in this offer?

A33.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting via email or fax a new properly completed election form before the expiration date. The new election form must be signed and dated after the date of your election form rejecting the offer. (See Question and Answer 5 and Section 5)

Q34.	How should I decide whether or not to accept this offer with respect to my eligible options?

A34.	We understand that the decision whether or not to accept this offer with respect to your eligible options will be a challenging one for many eligible employees. The program does carry risk (see “Risks of Participating in the Offer” on page 20 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14) than what we are offering as consideration in the offer. The decision to participate in the offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you. You may also email tender_offer@mcafee.com with any general questions regarding the terms of this offer or requests for general tax information about this offer. (See Section 3)

Q35.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A35.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option grant, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As noted above, this is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you. Because you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any elections made by you or any errors made by you with respect to such an election. (See Section 2)

Q36.	I am an eligible U.S. employee. Will my amended options remain nonstatutory stock options for United States tax purposes?

A36.	Yes. Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (See Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q37.	Does Section 409A, Paragraph 110(1)(d) of the Income Tax Act (Canada) or Quebec tax legislation impact Employee Stock Purchase Plan (“ESPP”) shares or restricted stock?

A37.	No, ESPP shares and restricted stock are not impacted by 409A or this offer and the ESPP and restricted stock are not eligible for the deduction and deferral under the Income Tax Act (Canada) or the Quebec tax legislation because, among other things, the price paid to receive shares under these programs is zero or is less than the fair market value of shares at the time of grant.

Q38.	Whom can I contact if I need to confirm McAfee’s receipt of my election form, I have questions about the offer, or if I need additional copies of the offer documents?

A38.	McAfee intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation that McAfee has received your response, you must confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email tender_offer@mcafee.com.
If you need additional copies of the offer documents or the election form, you should email tender_offer@mcafee.com. Copies will be furnished promptly at McAfee’s expense. You can also view and print documents at http://internal/nai.com/division/finance/stockadmin/default.asp.

For general questions concerning this offer or general questions about the tax consequences discussed in this offer, you may email tender_offer@mcafee.com.

RISKS OF PARTICIPATING IN THE OFFER
     Participating in the offer involves a number of risks, including those described below. The risks below and risk factors in our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections and schedules in this Offer to Amend discussing the personal tax consequences in and outside the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.
     In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Amend, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend. You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.
     The following discussion should be read in conjunction with the summary financial statements and notes to the financial statements attached and incorporated by reference to this Offer to Amend, as well as our most recent reports on Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.
Economic Risks
     If McAfee is acquired, your eligible options could have been worth more than your amended options plus the cash payments.
     An acquisition or similar transaction involving McAfee could significantly affect our stock price, including potentially increasing the price of our shares by a significant amount. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating. In addition, your amended options may be exercisable for stock of the acquirer, not McAfee common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their McAfee common stock before the effective date.
     Finally, if you are an employee or other service provider of McAfee and we are acquired after the expiration date, it is possible that an acquirer could terminate your employment or other service and therefore, to the extent that you have any amended options subject to vesting, those amended options will cease to vest and will terminate in accordance with their terms. Regardless of whether you are an employee or other service provider of the Company on the scheduled payment date, you will still be entitled to receive any cash payments with respect to eligible options you elected to have amended in this offer.
     If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.
     This offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted. However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment which increased your exercise price of your eligible options (even after taking the adverse tax consequences into account). Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
McAfee may become insolvent or declare bankruptcy.
     Cash payments will be made from McAfee’s general corporate assets, and you may be treated as a general creditor of McAfee with respect to the cash payments until such payments are received, subject to laws affecting creditors’ rights and remedies generally and to principles of equity (regardless of whether enforcement is sought in a proceeding of law or equity). In the event of a distribution of our assets upon our insolvency or in the event of our bankruptcy, your cash payment may be delayed or reduced.
Tax-Related Risks
     U.S. federal tax-related risks
The IRS could change the expected Section 409A tax consequences.
     The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but these regulations do not provide final guidance with respect to the tax consequences of discount options. It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance. Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and to have retained your eligible options. Although we have designed this offer in a way that is specifically contemplated by the U.S. Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your new options. In that event, McAfee cannot provide any assurance that an offer similar to this one will be made.
Taxable events even if amended options are not exercised.
     Any cash payments received for eligible options will be subject to regular income and employment tax withholdings/social insurance contributions at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.
U.S. state tax-related risks.
     If you are subject to tax in the U.S., you should be aware that certain states have laws similar to Section 409A. Consequently you may incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). You should be certain to consult your personal tax advisor to discuss these consequences.
Canada federal tax-related risks.
     If you are subject to the tax laws of Canada, please see the description of the likely tax consequences of participating in the offer under the tax laws of Canada which is included in Schedule C to this Offer to Amend. You should also consult a tax advisor to discuss how the Canadian tax laws (including provincial requirements) apply to your situation.
Tax-related risks for tax residents of multiple countries.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. Certain eligible employees are subject to the tax laws in the United States, and also to the tax laws in Canada, India, or Ireland. If you are subject to the tax laws in Canada, India, or Ireland, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedules C through E to this Offer to Amend. You should also be certain to consult your personal tax advisor to discuss these consequences.
We Are Subject to Intense Competition and We Expect to Face Increased Competition in the Future.
     The markets for our products are intensely competitive and we expect both product and pricing competition to increase. If our competitors gain market share in the markets for our products, our business and operating results could be adversely affected.
     As competition increases, we expect increases in our product-related expenses, including increased product rebates, funds provided to our partners for marketing and strategic channel partner revenue-sharing agreements. Some of our competitors have longer operating histories, have more extensive international operations, greater name recognition, larger technical staffs, established relationships with hardware vendors and/or greater financial, technical and marketing resources. Our principal competitors in specific product markets include, but are not limited to:
•	in the system protection market, which includes our anti-virus and anti-spyware solutions, Symantec Corporation, CA, Inc. and Microsoft Corporation. Trend Micro Inc. remains the strongest competitor in the Asian anti-virus market and has entered the North American and EMEA markets. Kaspersky Lab, Inc., Panda Software, Sophos, F-Secure Corporation, and

•	in the network protection market, which includes our other intrusion detection and protection products, Cisco Systems Inc., CA, Inc., IBM, (which acquired Internet Security Systems Inc. in October 2006), Juniper Networks, Inc., Symantec Corporation and 3Com Corporation. IBM and Qualys are the strongest competitors for our Intrushield and Foundstone products and solutions, respectively; and

•	in the web security market, which includes our SiteAdvisor products, Microsoft Corporation, Trend Micro Inc., and various search engine providers, namely, Google Inc. and Yahoo! Inc. In addition, we anticipate Symantec Corporation may enter this market in the near future.
     Other competitors for our various products could include large technology companies. We also face competition from numerous smaller companies, shareware and freeware authors and open source projects that may develop competing products, as well as from future competitors, currently unknown to us, who may develop competing products or enter into our product markets.
A significant portion of our revenue comes from our consumer business. We focus on growth in this segment both directly and through relationships with ISPs such as AOL and Comcast, and PC OEMs, such as Dell, Acer/Gateway and Toshiba. As competition in this market increases, we have experienced and expect continued pricing pressures from both our competitors and partners that have had and may continue to have a negative effect on our ability to sustain our revenue and market share growth. In addition, as our consumer business becomes more dependent upon the partner model, our direct online revenue may suffer and our retail business may also continue to decline. Further, as penetration of the consumer anti-virus market through the ISP model increases, we expect that pricing and competitive pressures in this market will become even more acute.
     Increasingly, our competitors are large vendors of hardware or operating system software. These competitors are continuously developing or incorporating system and network protection functionality into their products. For example, in the second quarter of 2006 Microsoft released its consumer security solution and continues to execute on its announced plans to boost the security functionality of its Windows platform through its acquisition of managed service provider FrontBridge Technologies, anti-virus provider Sybari Software, Inc. and anti-spyware provider GIANT Company Software. Through its acquisitions of Okena, Inc., Riverhead Networks and NetSolv, Cisco Systems Inc. may incorporate into its firewall and router products functionality which competes with our content filtering and anti-virus products. In addition, Juniper Networks, Inc. acquired Netscreen Technologies, which allows them to incorporate intrusion prevention solutions into their firewalls and routers.
     The widespread inclusion of products that perform the same or similar functions as our products within computer hardware or other companies’ software products could reduce the perceived need for our products or render our products obsolete and unmarketable. Even if these competitors’ incorporated products are inferior or more limited than our products, customers may elect to accept the incorporated products rather than purchase our products. For example, Microsoft over time has sought to add security features to its operating systems that would provide functionality similar to what our products offer. We believe that Microsoft has in the past and may in the future increase such security features while at the same time making it more difficult for us to integrate our products with its operating systems. We could be adversely affected if our customers generally believe that Microsoft’s integrated offerings reduce the need for our products or if they prefer products that Microsoft chooses to bundle with its operating systems, as these products and the use of bundling could impair our ability to generate sales of our products to and through PC OEMs.
     In addition, the software industry is currently undergoing consolidation as firms seek to offer more extensive suites and broader arrays of software products, as well as integrated software and hardware solutions. This consolidation may negatively impact our competitive position. Additionally, if our competitors’ products are offered at significant discounts to our prices or are bundled for free, we may be unable to respond competitively, or may have to significantly reduce our prices, which could negatively impact our revenue and gross margins.
     Software-as-a-service (SaaS) is becoming an increasingly important method and business models for the delivery of applications. SaaS models enable software owners to offer extensible software applications to customers for their use over the Internet, allowing customers to purchase and use applications and modules on a subscription basis, without the need for individual client installations or high maintenance costs. Because of the advantages that SaaS models offer over traditional software sales and licensing, competitors using SaaS models could enjoy growth in their businesses and, as a result, we could lose business to such competitors.
We Face Product Development Risks Associated with Rapid Technological Changes in Our Market.
     The markets for our products are highly fragmented and characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. Our success depends on our ability to timely and effectively:
•	offer a broad range of network and system protection products;

•	enhance existing products and expand product offerings, particularly those that operate in virtual environments;

•	extend security technologies to additional digital devices such as mobile phones and personal digital assistants;

•	respond promptly to new customer requirements and industry standards;

•	provide frequent, low cost or free upgrades and updates for our products;

•	maintain quality;

•	remain compatible with popular operating systems such as Linux, Sun’s Solaris, UNIX, Macintosh and OSX, Windows XP and Windows NT, and develop products that are compatible with new or otherwise emerging operating systems such as Microsoft’s Windows Vista Operating System and Macintosh Leopard; and

•	interoperate with industry trends and new technologies and function within new operating environments, including virtual machine environments, that are or that become increasingly important to customer deployments.
     We may experience delays in product development as we have at times in the past. Complex products like ours may contain undetected errors or version compatibility problems, particularly when first released, which could delay or harm market acceptance. In addition, we may choose not to deliver a previously announced product. The widespread inclusion of products that perform the same or similar functions as our products within the Windows platform could reduce the perceived need for our products. For example, in the second quarter of 2006 Microsoft executed on its announced plans to boost the security functionality of its Windows platform. Even if these incorporated products are inferior or more limited than our products, customers may elect to accept the incorporated products rather than purchase our products. The occurrence of these events could negatively impact our business.
     In addition, we must continuously work to ensure that our products meet industry certifications and standards. Failure to meet industry standards and obtain product certifications could cause us to lose customers and sales and could impact our business. Also, if we fail to recognize and adapt to industry trends which challenge traditional software licensing models, including virtualization technologies that impact how software is purchased and deployed, we may experience lower revenues as a result.
The Discovery That We Had Retroactively Priced Stock Options and Had Not Accounted for Them Correctly May Result in Continued or Additional Litigation, Regulatory Proceedings and Government Enforcement Actions.
     In May 2006, we announced that we had commenced an investigation of our historical stock option granting practices. In June 2006, we received a document subpoena from the Securities and Exchange Commission, or SEC, related to our historical stock option granting practices. Also, around the same time, we received a notice of informal inquiry from the United States Department of Justice, or DOJ, concerning our stock option granting practices. In this Form 10-K, we are filing restated consolidated financial statements for the years ended December 31, 2005 and 2004 to make certain non-cash, and other, adjustments as a result of our review of our historical stock option granting practices. In addition, we are also restating our condensed consolidated financial statements for the quarters ended June 30, 2005, September 30, 2005, and March 31, 2006 in our Form 10-Qs for the quarters ended June 30, 2006, September 30, 2006 and March 31, 2007, filed simultaneously with this annual report on Form 10-K. In connection with the restatement, we recorded additional pre-tax, non-cash, stock-based compensation expense totaling $137.4 million, consisting of $3.4 million ($2.5 million, net of tax) for the year ended December 31, 2005, $10.8 million ($7.2 million, net of tax) for the year ended December 31, 2004 and $123.1 million ($80.5 million, net of tax) for the periods 1995 through 2003.
     The filing of our restated consolidated financial statements does not resolve the pending SEC inquiry into our historical stock option granting practices. We are engaged in ongoing discussions with, and continue to provide information to, the SEC regarding certain of our prior period consolidated financial statements. The resolution of the SEC inquiry into our historical stock option granting practices could require the filing of additional restatements of our prior consolidated financial statements or require that we take other actions not presently contemplated.
As part of the remedial actions we have taken in connection with the investigation and restatement, we have terminated for cause the employment of some employees, including former executive officers. We are the subject of litigation and similar proceedings in connection with such terminations, and we expect that we may be subject to similar actions in the future. In addition, terminations and related actions, litigations and proceedings may require us to make severance, settlement or other related payments in the future, which could adversely impact our operating results.
     We cannot predict the outcome of the pending government inquiries or stockholder or other lawsuits, and we may face additional government inquiries, stockholder lawsuits and other legal proceedings related to our historical stock option granting practices and the remedial actions we have taken. We cannot predict what, if any, enforcement action the SEC or DOJ will take with respect to our failure to be current in our periodic reports or our historical stock option granting practices. All of these events have required us, and we expect will continue to require us, to expend significant management time and incur significant accounting, legal, and other expenses and ultimately adversely affect our financial condition and results of operations.
Our International Operations Involve Risks Which Could Increase our Expenses Adversely, Impact Our Operating Results and Divert the Time and Attention of Management.
     During 2006, net revenue in our operating regions outside of North America represented approximately 45% of our total net revenue. We expect international revenue to remain a significant percentage of our net revenue and our continued focus on international growth exposes us to numerous risks, the impact of any of which could adversely affect our operating results.
     Risks related to our international operations and strategy and specific to our company include:
•	increased costs and difficulties in managing and coordinating the activities of our geographically dispersed operations, particularly sales and support, located on multiple continents in greatly varying time zones and culturally diverse operations;

•	the challenge of successfully establishing, managing and staffing shared service centers for worldwide sales finance and accounting operations centralized from locations in the U.S. and Europe;

•	longer payment cycles and greater difficulty in collecting accounts receivable;

•	our ability to adapt to sales and marketing practices and customer requirements in different cultures;

•	our ability to successfully localize software products for a significant number of international markets;

•	compliance with more stringent consumer protection and privacy laws;

•	currency fluctuations, including weakness of the U.S. dollar relative to other currencies, or the strengthening of the U.S. dollar that may have an adverse impact on revenues, financial results and cash flows;

•	risks related to hedging strategies;

•	potentially adverse tax consequences, including the complexities of foreign value-added taxes and restrictions on the repatriation of earnings;

•	enactment of additional regulations or restrictions on the use, import or export of encryption technologies, which would delay or prevent the acceptance and use of encryption products and public networks for secure communication;

•	political instability in both established and emerging markets;

•	tariffs, trade barriers and export restrictions;

•	costs and delays associated with developing software in multiple languages;

•	increased compliance and regulatory risks in established and emerging markets;

•	a high incidence of software piracy in some countries; and

•	international labor laws and our relationship with our employees and regional work councils.
The impact of any one or more of these risks could negatively affect our business and operating results. Generally, we are subject to a lower blended corporate tax rate on our international sales. Changes in domestic or international tax regulations could adversely affect this arrangement in the future and impact our ability to realize similar tax benefits.
We Face a Number of Risks Related to Our Product Sales Through Intermediaries.
     We sell a significant amount of our products through intermediaries such as distributors, PC OEMs, ISPs and other strategic channel partners, referred to collectively as distributors. Our top ten distributors typically represent approximately 45% to 65% of our net sales in any quarter. We expect that this percentage will increase as we continue to focus our sales efforts through our channel partners and other partners. Our two largest distributors, Ingram Micro Inc. and Tech Data Corporation, together accounted for approximately 28% of our net revenue during 2006.
Uncertain Timing and Delivery of Products
     We may be unable to determine and unable to control the timing of the delivery of our products to end users by our distributors, which may make it difficult for us to forecast our revenue with respect to product sales through these intermediaries. Our reseller and OEM partners are not subject to any minimum sales volumes with respect to our products and, as such, the revenue attributable to sales from these distributors is uncertain and may vary significantly from period to period, affecting our operating results. Volume of product shipped by our OEM partners depends on volumes of the OEM partners’ products shipped, which is generally outside of our control.
Sale of Competing Products
     Our distributors and resellers may sell other vendors’ products that are complementary to, or compete with, our products. While we have instituted programs designed to motivate our distributors and resellers to focus on our products, these distributors may give greater priority to products of other suppliers, including competitors. Our ability to meaningfully increase the amount of our products sold through our distributors and resellers depends on our ability to adequately and efficiently support these partners with, among other things, appropriate financial incentives to encourage pre-sales investment and sales tools, such as online sales and technical training and product collateral needed to support their customers and prospects. Any failure to properly and efficiently support our partners in this manner may result in them focusing more on our competitors’ products rather than our products and lost sales opportunities.
Loss of a Distributor
     The agreements we have with our distributors, including those we have with Ingram Micro Inc. and Tech Data Corporation, are generally terminable by either party without cause with no or minimal notice or penalties. We may expend significant time, money and resources to further relationships with our distributors that are thereafter terminated. If one of our significant distributors terminated its agreement with us, we could experience a significant interruption in the distribution of our products. In addition, our business interests and those of our distributors may diverge over time, which could result in conflict, and termination of, or a reduction in, collaboration. In the past, our acquisition activity has resulted in the termination of distributor relationships. Future acquisition activity could cause similar termination of, or disruption in, our distributor relationships, which could adversely impact our revenues.
Payment Difficulties
     Some of our distributors may experience financial difficulties, which could adversely impact our collection of accounts receivable. Our allowance for doubtful accounts was approximately $2.0 million as of December 31, 2006. We regularly review the collectability and credit-worthiness of our distributors to determine an appropriate allowance for doubtful accounts. Our uncollectible accounts could exceed our current or future allowances.
Pricing Competition

     Increased competition in the markets in which we operate, particularly in connection with bids for PC OEM business, has led to increased pricing pressures. In the event that any of our PC OEM partners or other distributors terminates their relationship with us, our revenues could decline and our business may be harmed. Further, to the extent that any of our PC OEM partners or other distributors renegotiates its arrangement with us on less favorable terms, our operating results could be harmed.
We Face Risks Associated with Past and Future Acquisitions.
     We may buy or make investments in complementary companies, products and technologies. For example, in October 2004 we acquired Foundstone to bolster our risk assessment and vulnerability management capabilities and in June 2005 we acquired Wireless Security Corporation to continue to develop their patent-pending technology to introduce a new consumer wireless security offering, and to integrate the technology into our small business managed solution. In addition, we acquired SiteAdvisor in April 2006, Preventsys in June 2006, Onigma Ltd. in October 2006 and substantially all of the assets of Citadel Security Software Inc. in December 2006. In November 2007 we acquired SafeBoot, and we expect to close our acquisition of ScanAlert in January 2008. We may not realize the anticipated benefits from these acquisitions. Future acquisitions could result in significant acquisition-related charges and dilution to our stockholders.
     We face a number of risks relating to our acquisitions, including the following, any of which could harm our ability to achieve the anticipated benefits of our past or future acquisitions.
Integration
     Integration of an acquired company or technology is a complex, time consuming and expensive process. The successful integration of an acquisition requires, among other things, that we:
•	integrate and retain key management, sales, research and development and other personnel;

•	integrate the acquired products into our product offerings both from an engineering and sales and marketing perspective;

•	integrate and support preexisting supplier, distribution and customer relationships;

•	coordinate research and development efforts; and

•	consolidate duplicate facilities and functions and integrate back-office accounting, order processing and support functions.
     The geographic distance between the companies, the complexity of the technologies and operations being integrated and the disparate corporate cultures being combined may increase the difficulties of integrating an acquired company or technology. Management’s focus on the integration of operations may distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts. In addition, it is common in the technology industry for aggressive competitors to attract customers and recruit key employees away from companies during the integration phase of an acquisition. If integration of our acquired businesses or assets is not successful, we may experience adverse financial or competitive effects which we currently do not anticipate.
Internal Controls, Policies and Procedures
     Acquired companies or businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. This risk is amplified by the increased costs and efforts in connection with compliance with the Sarbanes-Oxley Act.
“Open Source” Software
     Despite having conducted the appropriate due diligence prior to the consummation of an acquisition, products or technologies acquired by us may nonetheless include so-called “open source” software which was not identified during the initial due diligence. Open source software is typically licensed for use at no initial charge, but imposes on the user of the open source software certain requirements to license to others both the open source software as well as the software that relates to, or interacts with, the open source software. Our ability to commercialize products or technologies incorporating open source software or otherwise fully realize the anticipated benefits of any such acquisition may be restricted because, among other reasons open source license terms may be ambiguous and may result in unanticipated or uncertain obligations regarding our products; and it may be difficult for us to accurately determine the developers of the open source code and whether the acquired software infringes third-party intellectual property rights.
Use of Cash and Securities
     Our available cash and securities may be used to acquire or invest in companies or products. For example, in November 2007, we used approximately $350 million to acquire SafeBoot, B.V., and in

January 2008, we expect to close the acquisition of ScanAlert, Inc., in which we will use approximately $51 million. In December 2006, we used approximately $61.2 million to acquire substantially all of the assets of Citadel Security Software Inc. and in October 2006, we used approximately $19.1 million to acquire Onigma, Ltd. In June 2006, we used approximately $4.8 million to acquire Preventsys, Inc., in April 2006 we used approximately $61.0 million to acquire SiteAdvisor, Inc. and in June 2005, we used approximately $20.3 million to acquire Wireless Security Corporation. Moreover, if we acquire a company, we may have to incur or assume that company’s liabilities, including liabilities that may not be fully known at the time of acquisition.
Accounting Charges
     Acquisitions may result in substantial accounting charges for restructuring and other expenses, write-off of in-process research and development, future impairment of goodwill, amortization of intangible assets and stock-based compensation expense, any of which could materially adversely affect our operating results.
Critical Personnel May Be Difficult to Attract, Assimilate and Retain.
     Our success depends in large part on our ability to attract and retain senior management personnel, as well as technically qualified and highly-skilled sales, consulting, technical, finance and marketing personnel. Other than executive management who have “at will” employment agreements, our employees are not typically subject to an employment agreement or non-competition agreement. In the recent past we have experienced significant turnover in our senior management team and in our worldwide sales and finance organization and replacing this personnel remains difficult.
     Because we are now current in our reporting obligations and our registration statements on Form S-8 have been declared effective with respect to shares of common stock underlying our stock option plans and outstanding stock option awards, we expect some increase in short-term attrition rates as employees are able exercise stock options which they have been unable to exercise as a result of our aforementioned blackout period on stock option exercises.
     It could be difficult, time consuming and expensive to replace any key management member or other critical personnel. Integrating new management and other key personnel also may be difficult and costly. Changes in management or other critical personnel may be disruptive to our business and might also result in our loss of unique skills and the departure of existing employees and/or customers. It may take significant time to locate, retain and integrate qualified management personnel.
     Other personnel related issues that we may encounter include:
Competition for Personnel; Need for Competitive Pay Packages
     Competition for qualified individuals in our industry is intense. To attract and retain critical personnel, we believe that we must maintain an open and collaborative work environment. We also believe we need to provide a competitive compensation package, including stock options and restricted stock. Increases in shares available for issuance under our stock option plans require stockholder approval. Institutional stockholders, or our other stockholders, may not approve future requests for increases in shares available under our equity incentive plans. For example, at our 2003 annual meeting held in December 2003, our stockholders did not approve a proposed increase in shares available for grant under our employee stock option plans. Additionally, as of January 1, 2006, we are required to include compensation expense in our consolidated statement of income and comprehensive income relating to the issuance of employee stock options. We are currently evaluating our compensation programs and in particular our equity compensation philosophy. In the future, we may decide to issue fewer stock options, possibly impairing our ability to attract and retain necessary personnel. Conversely, issuing a comparable number of stock options could adversely impact our results of operations when compared with periods prior to the effective date of these new rules.
Reduced Productivity of New Hires; Senior Management Changes
     We continue to hire in key areas and have added a number of new employees in connection with our acquisitions. We have also increased our hiring in Bangalore, India in connection with the relocation of a significant portion of our research and development operations to India.
     During 2006 and 2007, we experienced significant change in our senior management team and we may continue to experience such changes. Our former general counsel was terminated for cause in May 2006, our former president was terminated in October 2006, our former chief executive officer, George Samenuk, retired in October 2006, and for a significant period during 2006 and 2007 several other key senior management positions were vacant. The board determined the termination of our former president was for cause. In March 2007, we announced the appointment of David DeWalt as our chief executive officer and president, effective April 2007, who replaced Dale Fuller, who served as our interim chief executive officer and president from October 2006 to April 2007. Most recently, in September 2007, we announced the appointment of Mark Cochran as our general counsel, and in October 2007, we announced the appointment of Michael DeCesare as our executive vice president of worldwide sales operations.
     For new employees or changes in senior management, there may be reduced levels of productivity as recent additions or hires are trained or otherwise assimilate and adapt to our organization and culture. The significant turnover in our senior management team during 2006 and 2007 may make it difficult to attract new employees and retain existing employees. Further, this turnover may also make it difficult to execute on our business plan and achieve our planned financial results.
Our Financial Results Will Likely Fluctuate, Making It Difficult for Us to Accurately Estimate Operating Results.
     Our revenues, gross margins and operating results have varied significantly in the past, and we expect fluctuations in our operating results to continue in the future due at least in part to a number of factors, many of which are outside of our control and which could adversely affect our operations and operating results. Our expenses are based in part on our expectations regarding future revenues, making expenses in the short term relatively fixed. We may be unable to adjust our expenses in time to compensate for any unexpected revenue shortfall. If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of our future performance.
     Factors that may cause our revenues, gross margins and operating results to fluctuate significantly from period to period, include, but are not limited to the following:
•	the introduction and adoption of new products, product upgrades or updates by us or our competitors;

•	the volume, size, timing and contractual terms of new customer licenses and renewals of existing licenses, which may influence our revenue recognition;

•	the mix of products we sell and services we offer, including whether (i) our products are sold directly by us or indirectly through distributors, resellers, ISPs such as Telefonica S.A., OEMs such as Dell, and others, (ii) the products are hardware or software based and (iii) in the case of software licenses, the licenses are perpetual licenses or time-based subscription licenses;

•	changes in our supply chains and product delivery channels, which may result in product fulfillment delays;

•	changes in our business strategy;

•	increased reliance upon third-party distributors, resellers and ISPs that are critical to the successful execution of our channel strategy;

•	personnel limitations, which may adversely impact our ability to process the large number of orders that typically occur near the end of a fiscal quarter;

•	costs or charges related to our acquisitions or dispositions;

•	the components of our revenue that are deferred, including our online subscriptions and that portion of our software licenses attributable to support and maintenance;

•	stock-based compensation expense, which we began recognizing for our stock-based compensation plans in the first quarter of 2006 as a result of accounting rules changes;

•	unanticipated costs associated with litigation or investigations;

•	costs and charges related to certain extraordinary events, including relocation of personnel and previous financial restatements;

•	costs related to Sarbanes-Oxley compliance efforts;

•	changes in generally accepted accounting principles;

•	our ability to effectively manage our operating expense levels;

•	factors that lead to substantial declines in estimated values of long-lived assets below their carrying value; and

•	our ability to successfully address and resolve issues arising from the discovery that we had retroactively priced stock options and had not accounted for them correctly.
     Although a significant portion of our revenue in any quarter comes from previously deferred revenue,

a meaningful part of our revenue in any quarter depends on contracts entered into or orders booked and shipped in that quarter. Historically, we have experienced more product orders, and hence, a higher percentage of revenue shipments, in the last month of our fiscal quarters. Some customers believe they can enhance their bargaining power by waiting until the end of our quarter to place their order. Any failure or delay in the closing of significant new orders in a given quarter could have a material adverse effect on our quarterly operating results. In addition, a significant portion of our revenue is derived from product sales through our distributors. We recognize revenue on products sold by our distributors when distributors sell our products to their customers. To determine our business performance at any point in time or for any given period, we must accurately gather sales information on a timely basis from our distributors’ information systems at an increased cost to us. Our distributors’ information systems may be less accurate or reliable than our internal systems. We may be required to expend time and money to ensure that interfaces between our systems and our distributors’ systems are up to date and effective. As our reliance upon interdependent automated computer systems continues to increase, a disruption in any one of these systems could interrupt the distribution of our products and impact our ability to accurately and timely recognize and report revenue. Further, as we increasingly rely upon third-party manufacturers to manufacture our hardware-based products, our reliance on their ability to provide us with timely and accurate product cost information exposes us to risk. A failure of our third-party manufacturers to provide us with timely and accurate product cost information may impact our costs of goods sold and negatively impact our ability to accurately and timely report revenue.
     Because we expect continued uncertainty relating to these factors, it may be difficult for us to accurately estimate operating results prior to the end of a quarter.
We Face Risks in Connection With the Material Weaknesses Identified by Our Management and Any Related Remedial Measures That We Undertake.
     In conjunction with (i) our ongoing reporting obligations as a public company and (ii) the requirements of Section 404 of the Sarbanes-Oxley Act that management report as of December 31, 2006 on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting, we engaged in a process to document, evaluate and test our internal controls and procedures, including corrections to existing controls and additional controls and procedures that we may implement. As a result of this evaluation and testing process, our management identified material weaknesses in our internal control over financial reporting relating to (i) our accounting for stock-based compensation expenses related to Company stock options and (ii) our accounting for income taxes.
     In response to the material weakness in our internal control over financial reporting with respect to our accounting for stock-based compensation expenses, we have implemented additional controls and procedures, including standardizing grant evidence and approval and standardizing grant timing. To ensure the completeness and accuracy of all stock-based compensation expense resulting from the independent investigation, we have implemented controls for accumulation and tracking of stock-based compensation expense, processing and reconciliation of stock-based compensation expense and independent approval and recording of stock-based compensation expense.
     In response to the material weakness in our internal control over financial reporting with respect to our accounting for income taxes, we have implemented and will continue to implement, additional controls and procedures, including enhancing the training and education of our tax accounting personnel, automating key elements of the calculation for the provision for income taxes and the account reconciliation processes by implementing a new tax accounting system and improving our interim and annual review processes for various calculations, including the tax provision computation process. We also intend to help address material weakness in our internal control over financial reporting with respect to our accounting for income taxes by hiring more tax accounting personnel, with an emphasis on hiring personnel having international tax expertise.
     These efforts have resulted, and could further result, in increased cost and could divert management attention away from operating our business. As a result of the identified material weaknesses, even though our management believes that our efforts to remediate and re-test our internal control deficiencies have resulted in the improved operation of our internal control over financial reporting, we cannot be certain that the measures we have taken or we are planning to take will sufficiently and satisfactorily remediate the identified material weaknesses.
     In future periods, if the process required by Section 404 of the Sarbanes-Oxley Act reveals further material weaknesses or significant deficiencies, the correction of any such material weaknesses or significant deficiency could require additional remedial measures which could be costly and time-consuming. In addition, the discovery of further material weaknesses could also require the restatement of prior period operating results. If a material weakness is identified as of a future period year-end (including a material weakness identified prior to year-end for which there is an insufficient period of time to evaluate and confirm the effectiveness of the corrections or related new procedures) or if our previously identified material weaknesses are not remediated, our independent auditors would continue to be unable to express an opinion on the effectiveness of our internal controls. This in turn, could cause us to fail to regain investor confidence in the accuracy and completeness of our financial reports, which could continue to adversely affect our stock price and potentially subject us to litigation.
We Rely Heavily on Our Intellectual Property Rights, Which Offer Only Limited Protection Against Potential Infringers; Intellectual Property Litigation in the Network and System Security Market is Common and Can Be Expensive.
     We rely on a combination of contractual rights, trademarks, trade secrets, patents and copyrights to establish and protect proprietary rights in our software. However, the steps taken by us to protect our proprietary software may not deter its misuse, theft or misappropriation. Competitors may independently develop technologies or products that are substantially equivalent or superior to our products or that inappropriately incorporate our proprietary technology. We are aware that a number of users of our security products have not paid registration, license or subscription fees to us. Certain jurisdictions may not provide adequate legal infrastructure for effective protection of our intellectual property rights. Changing legal interpretations of liability for unauthorized use of our software or lessened sensitivity by corporate, government or institutional users to avoiding infringement of intellectual property could also harm our business.
     Litigation may be necessary to enforce and protect trade secrets, patents and other intellectual property rights that we own. Similarly, we may be required to defend against claimed infringement by others. For example, as discussed in Note 20 to the notes to consolidated financial statements, we are currently defending a patent infringement case seeking preliminary and permanent injunctions against the sale of certain of our products.
     In addition to the expense and distractions associated with litigation, adverse determinations could:
•	result in the loss of our proprietary rights;

•	subject us to significant liabilities, including monetary liabilities;

•	require us to seek licenses from third parties; or

•	prevent us from manufacturing or selling our products.
     The litigation process is subject to inherent uncertainties. We may not prevail in these matters, or we may be unable to obtain licenses with respect to any patents or other intellectual property rights that may be held valid or infringed upon by our products or us.
     If we acquire a portion of technology included in our products from third parties, our exposure to infringement actions may increase because we must rely upon these third parties as to the origin and ownership of any software being acquired. Similarly, notwithstanding measures taken by our competitors or us to protect our competitors’ intellectual property, exposure to infringement claims increases if we employ or hire software engineers previously employed by competitors. Further, to the extent we utilize “open source” software we face risks. For example, the scope and requirements of the most common open source software license, the GNU General Public License, or GPL, have not been interpreted in a court of law. Use of GPL software could subject certain portions of our proprietary software to the GPL requirements, which may have adverse effects on our sale of the products incorporating any such software. Other forms of “open source” software licensing present license compliance risks, which could result in litigation or loss of the right to use this software.
We Face Risks Related to The Strategic Alliances We Use to Distribute Our Products.
     Through our strategic alliances, we may from time to time license technology from third parties to integrate or bundle with our products or we may license our technology for others to integrate or bundle with their products. We may not realize the desired benefits from our strategic alliances on a timely basis or at all. We face a number of risks relating to our strategic alliances, including the following:
•	Strategic alliances require significant coordination between the parties involved. To be successful, our alliances may require the integration of other companies’ products with our products, which may involve significant time and expenditure by our technical staff and the technical staff of our strategic allies.

•	Our agreements relating to our strategic alliances are terminable without cause with no or minimal notice or penalties. We may expend significant time, money and resources to further relationships with our strategic alliances that are thereafter terminated. In addition, if we were to lose a relationship with a strategic partner, we could expend significant money in developing new strategic alliances.

•	The integration of products from different companies may be more difficult than we anticipate, and the risk of integration difficulties, incompatible products and undetected programming errors or defects may be higher than that normally associated with new products.

•	Our sales force, marketing and professional services personnel may require additional training to market products that result from our strategic alliances. The marketing of these products may require additional sales force efforts and may be more complex than the marketing of our own products.

•	We may be required to share ownership in technology developed as part of our strategic alliances.
Increased Customer Demands on Our Technical Support Services May Adversely Affect Our Relationships with Our Customers and Negatively Impact Our Financial Results.
     We offer technical support services with many of our products. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors or successfully integrate support for our customers. Further customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results.
     We have outsourced a substantial portion of our worldwide consumer support functions to third-party service providers. If these companies experience financial difficulties, do not maintain sufficiently skilled workers and resources to satisfy our contracts, or otherwise fail to perform at a sufficient level under these contracts, the level of support services to our customers may be significantly disrupted, which could materially harm our relationships with these customers.
Failure of Our Products to Work Properly Or Misuse of Our Products Could Impact Sales, Increase Costs, and Create Risks of Potential Negative Publicity and Legal Liability.
     Our products are complex and are deployed in a wide variety of complex network environments. Our products may have errors or defects that users identify after deployment, which could harm our reputation and our business. In addition, products as complex as ours frequently contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found errors in versions of our products, and we may find such errors in the future. Because customers rely on our products to manage employee behavior to protect against security risks and prevent the loss of sensitive data, any significant defects or errors in our products may result in negative publicity or legal claims. The occurrence of errors could adversely affect sales of our products, divert the attention of engineering personnel from our product development efforts and cause significant customer relations or legal problems.
     Our products may also be misused or abused by customers or non-customer third parties who obtain access and use of our products. These situations may arise where an organization uses our products in a manner that impacts their end users’ or employees’ privacy or where our products are misappropriated to censor private access to the Internet. Any of these situations could result in negative press coverage and negatively affect our reputation.
We Face Manufacturing, Supply, Inventory, Licensing and Obsolescence Risks Relating to Our Products.
Third-Party Manufacturing
     We rely on a small number of third parties to manufacture some of our hardware-based network protection and system protection products. We expect the number of our hardware-based products and our reliance on third-party manufacturers to increase as we continue to expand our portfolio of hardware-based network protection and system protection products. Reliance on third-party manufacturers, including software replicators, involves a number of risks, including the lack of control over the manufacturing process and the potential absence or unavailability of adequate capacity. If any of our third-party manufacturers cannot or will not manufacture our products in required volumes on a cost-effective basis, in a timely manner, at a sufficient level of quality, or at all, we will have to secure additional manufacturing capacity. Even if this additional capacity is available at commercially acceptable terms, the qualification process could be lengthy and could cause interruptions in product shipments. The unexpected loss of any of our manufacturers would be disruptive to our business. Furthermore, supply disruptions or cost increases could increase our costs of goods sold and negatively impact our financial performance. For example, if the price to us of our hardware-based products increased and we were unable to offset the price increase, then the increased cost to us of selling the product could reduce our overall profitability.
Sourcing
     Some of our hardware products contain critical components supplied by a single or a limited number of third parties. Any significant shortage of components or the failure of the third-party supplier to maintain or enhance these products could lead to cancellations of customer orders or delays in placement of orders.
Third-Party Licenses
     Some of our products incorporate software licensed from third parties. We must be able to obtain reasonably priced licenses and successfully integrate this software with our hardware and other software. In addition, some of our products may include “open source” software. Our ability to commercialize products or technologies incorporating open source software may be restricted because, among other reasons, open source license terms may be ambiguous and may result in unanticipated obligations regarding our products.
Obsolescence
     Hardware-based products may face greater obsolescence risks than software products. We could incur losses or other charges in disposing of obsolete inventory. In addition, to the extent that our third-party manufacturers upgrade or otherwise alter their manufacturing processes, our hardware-based products could face supply constraints or risks associated with the transition of hardware-based products to new platforms, which could increase the risk of losses or other charges associated with obsolete inventory.
Product Fulfillment
     We typically fulfill delivery of our hardware-based products from centralized distribution centers. We have in the past and may in the future make changes in our product delivery network. Changes in our product delivery network may disrupt our ability to timely and efficiently meet our product delivery commitments, particularly at the end of a quarter. As a result, we may experience increased costs in the short term as temporary delivery solutions are implemented to address unanticipated delays in product delivery. In addition, product delivery delays may negatively impact our ability to recognize revenue if shipments are delayed at the end of a quarter.
We Face Risks Related to Customer Outsourcing to System Integrators.
     Some of our customers have outsourced the management of their information technology departments to large system integrators. If this trend continues, our established customer relationships could be disrupted and our products could be displaced by alternative system and network protection solutions offered by system integrators that do not bundle our solutions. Significant product displacements could negatively impact our revenue and have a material adverse effect on our business.
Product Liability and Related Claims May Be Asserted Against Us.
     Our products are used to protect and manage computer systems and networks that may be critical to organizations. Because of the complexity of the environments in which our products operate, an error, or a false positive, failure or defect in our products, including a security vulnerability, could disrupt or cause damage to the networks of our customers, including disruption of legitimate network traffic by our products. For example, in March 2006, we released a data file update that contained a defect causing certain of our products to generate false positives. Failure of our products to perform to specifications (including the failure of our products to identify or block a virus), disruption of our customers’ network traffic or damages to our customers’ networks caused by our products could result in product liability damage claims by our customers. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions may not be effective under the laws of certain jurisdictions, particularly in circumstances involving unsigned licenses.
Cryptography Contained in Our Technology is Subject to Export Restrictions.
     Some of our computer security solutions, particularly those incorporating encryption functionality, may be subject to export restrictions. As a result, some products may not be exported to international customers without prior U.S. government approval. The list of products and end users for which export approval is required, and the related regulatory policies, are subject to revision by the U.S. government at any time. The cost of compliance with U.S. and international export laws and changes in existing laws could affect our ability to sell certain products in certain markets and could have a material adverse effect on our international revenues. If we fail to comply with applicable law and regulations, we may become subject to penalties and fines or restrictions that may adversely affect our business.
If We Fail to Effectively Upgrade Our Information Technology System, We May Not Be Able to Accurately Report Our Financial Results or Prevent Fraud.
     As part of our efforts to continue improving our internal control over financial reporting, we upgraded our existing SAP information technology system during 2006 in order to automate certain controls that are currently performed manually. We may experience difficulties in transitioning to new or upgraded systems and in applying maintenance patches to existing systems, including loss of data and decreases in productivity as personnel become familiar with new, upgraded or modified systems. Our management information systems will require modification and refinement as we grow and as our business needs change, which could prolong difficulties we experience with systems transitions, and we may not always employ the most effective systems for our purposes. If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems and respond to changes in our business needs, our operating results could be harmed or we may fail to meet our reporting obligations. We may also experience similar results if we have difficulty applying routine maintenance patches to existing systems.
Pending or Future Litigation Could Have a Material Adverse Impact on Our Results of Operation and Financial Condition.
     In addition to intellectual property litigation, from time to time, we have been, and may be in the future, subject to other litigation including stockholder derivative actions or actions brought by current or former employees. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we record a related liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. However, because of the inherent uncertainties relating to litigation, the amount of our estimates could be wrong. In addition to the related cost and use of cash, pending or future litigation could cause the diversion of management’s attention. In this regard, we and a number of our current and former officers and directors are involved in or the subject of various legal actions. Managing, defending and indemnity obligations related to these actions have caused significant diversion of management’s and the board of director’s time and resulted in material expense to us. See Note 20 to the notes to consolidated financial statements for additional information with respect to currently pending legal matters.
We Face Risks Related to Our 2006 Settlement Agreement with the Securities and Exchange Commission.
     On February 9, 2006, the United States District Court for the Northern District of California entered a final judgment permanently enjoining us and our officers and agents from future violations of the securities laws. This final judgment resolved the charges filed against us in connection with the SEC’s investigation of our accounting practices that commenced in March 2002. As a result of the judgment, we will forfeit for three years the ability to invoke the “safe harbor” for forward-looking statements provision of the Private Securities Litigation Reform Act, or the Reform Act. This safe harbor provided us enhanced protection from liability related to forward-looking statements if the forward-looking statements were either accompanied by meaningful cautionary statements or were made without actual knowledge that they were false or misleading. While we may still rely on the “bespeaks caution” doctrine that existed prior to the Reform Act for defenses against securities lawsuits, without the statutory safe harbor, it may be more difficult for us to defend against any such claims. In addition, due to the permanent restraint and injunction against violating applicable securities laws, any future violation of the securities laws would be a violation of a federal court order and potentially subject us to a contempt order. For instance, if, at some point in the future, we were to discover a fact that caused us to restate our financial statements similar to the restatements that were the subject of the SEC action, we could be found to have violated the final judgment. We cannot predict whether the SEC might assert that our failure to remain current in our periodic reporting obligations or our historical stock option practices violated the final judgment or what, if any, enforcement action the SEC might take upon such a determination. Further, any collateral criminal or civil investigation, proceeding or litigation related to any future violation of the judgment, such as the compliance actions mandated by the judgment, could result in the distraction of management from our day-to-day business and may materially and adversely affect our reputation and results of operations.
False Detection of Viruses and Actual or Perceived Security Breaches Could Adversely Affect Our Business.
     Our system protection software products have in the past, and these products and our intrusion protection products may at times in the future, falsely detect viruses or computer threats that do not actually exist. These false alarms, while typical in the industry, may impair the perceived reliability of our products and may therefore adversely impact market acceptance of our products. In addition, we have in the past been subject to litigation claiming damages related to a false alarm, and similar claims may be made in the future. An actual or perceived breach of network or computer security at one of our customers, regardless of whether the breach is attributable to our products, could adversely affect the market’s perception of our security products.
Computer “Hackers” May Damage Our Products, Services and Systems.
     Due to our high profile in the network and system protection market, we have been a target of computer hackers who have, among other things, created viruses to sabotage or otherwise attack our products and services, including our various websites. For example, we have seen the spread of viruses, or worms, that intentionally delete anti-virus and firewall software. Similarly, hackers may attempt to penetrate our network security and misappropriate proprietary information or cause interruptions of our internal systems and services. Also, a number of websites have been subject to denial of service attacks, where a website is bombarded with information requests eventually causing the website to overload, resulting in a delay or disruption of service. If successful, any of these events could damage users’ or our computer systems. In addition, since we do not control disk duplication by distributors or our independent agents, disks containing our software may be infected with viruses.
We Face Risks Related to Our Anti-Spam, Anti-Spyware and Safe Search Software Products.
     Our anti-spam, anti-spyware and safe search products may falsely identify emails, programs or websites as unwanted “spam”, “potentially unwanted programs” or “unsafe,” fail to properly identify unwanted emails, programs or unsafe websites, particularly because “spam” emails, spyware or malware are often designed to circumvent anti-spam or spyware products, or, in the case of our anti-spam products, incorrectly identify legitimate businesses as users of “phishing” technology that seeks to gain access to personal user information. Parties whose emails or programs are blocked by our products, or whose websites are incorrectly identified as unsafe or as utilizing phishing techniques, may seek redress against us for labeling them as “spammers”, spyware or unsafe, or for interfering with their business. In addition, false identification of emails or programs as unwanted “spam” or “potentially unwanted programs” may reduce the adoption of these products.
“Open Source” Software and Failure to Comply with Open Source Licenses and Obligations Could Negatively Affect our Business.
     To the extent we utilize “open source” software we face risks. For example, the scope and requirements of the most common open source software license, the GNU General Public License, or GPL, have not been interpreted in a court of law. Use of GPL or other open source software could subject certain portions of our proprietary software to the GPL requirements or other similar requirements, as applicable, which may have adverse effects on our sale of the products incorporating any such software. Other forms of open source software licensing present license compliance risks, which could result in litigation or loss of the right to use this software, our ability to commercialize products or technologies incorporating open source software or otherwise fully realize the anticipated benefits of any such acquisition may be restricted because, among other reasons, open source license terms may be ambiguous and may result in unanticipated or uncertain obligations regarding our products. It may be difficult for us to accurately determine the developers of the open source code and whether the acquired software infringes third-party intellectual property rights. We have in place processes and controls designed to address these risks and concerns, including a review process for screening requests from our development organizations for the use of open source, but we cannot be sure that all open source is submitted for approval prior to use in our products.
Compliance Or the Failure to Comply with Current and Future Environmental Regulations Could Cause Us Significant Expense.
     We are subject to a variety of federal, state, local and foreign environmental regulations. If we fail to comply with any present and future regulations, we could be subject to future liabilities, the suspension of production or a prohibition on the sale of our products. In addition, such regulations could require us to incur other significant expenses to comply with environmental regulations, including expenses associated with the redesign of any non-compliant product. From time to time new regulations are enacted, and it is difficult to anticipate how such regulations will be implemented and enforced. For example, the European Union recently effected the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Directive (RoHS) and the Waste Electrical and Electronic Equipment Directive (WEEE). Similar legislation is currently in force or is being considered in the United States, as well as other countries, such as Japan and China. The failure to comply with any of such regulatory requirements or contractual obligations could result in us being liable for costs, fines, penalties and third-party claims, and could jeopardize our ability to conduct business in the jurisdictions where these regulations apply.
Our Tax Strategy May Expose Us to Risk.
     We are generally required to account for taxes in each jurisdiction in which we operate. This process may require us to make assumptions, interpretations and judgments with respect to the meaning and application of promulgated tax laws and related administrative and judicial interpretations thereof of the jurisdictions in which we operate. The positions that we take and our interpretations of the tax laws may differ from the positions and interpretations of the tax authorities in the jurisdictions in which we operate. An audit by a tax authority that results in a contrary decision could have a significant negative impact on our cash position and net income.
Business Interruptions May Impede Our Operations and the Operations of Our Customers.
     We are continually updating or modifying our accounting and other internal and external facing business systems. Modifications of these types of systems are often disruptive to business and may cause us to incur higher costs than we anticipate. Failure to properly manage this process could materially harm our business operations.
     In addition, we and our customers face a number of potential business interruption risks that are beyond our respective control. Natural disasters or other events could interrupt our business or the business of our customers, and each of us is reliant on external infrastructure that may be antiquated. Our corporate headquarters are located near a major earthquake fault. The potential impact of a major earthquake on our facilities, infrastructure and overall operations is not known, but could be quite severe. Despite safety precautions that have been implemented, an earthquake could seriously disrupt our entire business process. We are largely uninsured for losses and business disruptions caused by an earthquake and other natural disasters.
Our Stock Price Has Been Volatile and Is Likely to Remain Volatile.
     During 2007 and up to the date of this filing, our stock price was highly volatile ranging from a per share high of $41.66 to a low of $27.74. On December 28, 2007, our stock’s closing price per share price was $37.47. Announcements, business developments, such as a material acquisition or disposition, litigation developments and our ability to meet the expectations of investors with respect to our operating and financial results, may contribute to current and future stock price volatility. In addition, third-party announcements such as those made by our partners and competitors may contribute to current and future stock price volatility. For example, future announcements by Microsoft Corporation related to its consumer security solution may contribute to future volatility in our stock price. Certain types of investors may choose not to invest in stocks with this level of stock price volatility.
We Face the Risk of a Decrease in Our Cash Balances and Losses in Our Investment Portfolio.
     Our cash balances are held in numerous locations throughout the world. A portion of our cash is invested in marketable securities as part of our investment portfolio. We rely on third-party money managers to manage our investment portfolio. Among other factors, changes in interest rates, foreign currency fluctuations and macro economic conditions could cause our cash balances to fluctuate and losses in our investment portfolio. Most amounts held outside the United States could be repatriated to the United States, but, under current law, would be subject to U.S. federal income tax, less applicable foreign tax credits.
Our Charter Documents and Delaware Law and Our Rights Plan May Impede or Discourage a Takeover, Which Could Lower Our Stock Price.
Our Charter Documents and Delaware Law
     Under to our certificate of incorporation, our board of directors has the authority to issue up to 5.0 million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding voting stock and could have the effect of discouraging a change of control of the company or changes in management.
     Our classified board and other provisions of Delaware law and our certificate of incorporation and bylaws, could also delay or make a merger, tender offer or proxy contest involving us or changes in our board of directors and management more difficult. For example, any stockholder wishing to make a stockholder proposal (including director nominations) at our 2008 annual meeting, must meet the qualifications and follow the procedures specified under both the Securities Exchange Act of 1934 and our bylaws.
Our Rights Plan
     Our board of directors has adopted a stockholders’ rights plan. The rights would become exercisable on the tenth day after a person or group announces the acquisition of 15% or more of our common stock or announces the commencement of a tender or exchange offer the consummation of which would result in ownership by the person or group of 15% or more of our common stock. If the rights become exercisable, the holders of the rights (other than the person acquiring 15% or more of our common stock) will be entitled to acquire in exchange for the rights’ exercise price, shares of our common stock or shares of any company in which we are merged with a value equal to twice the rights’ exercise price. The rights plan makes it more difficult for a third-party to acquire a majority of our outstanding voting stock and discourages a change of control of the company not approved by our board of directors.

THE OFFER
1.	Eligibility.

You are an “eligible employee” only if:
•	(1) you are an employee of McAfee, Inc. or our subsidiaries (collectively referred to as “McAfee,” the “Company,” “we,” “our,” or “us”) as of the last date on which this offer remains open for acceptance, (2) you are subject to taxation in the United States (an “eligible U.S. employee”) and (3) you hold otherwise eligible options to purchase common stock of McAfee that remain outstanding on the last date on which this offer remains open for acceptance; or

•	(1) you are an employee of McAfee as of the last date on which this offer remains open for acceptance, (2) you are subject to taxation in Canada but not in the United States (an “eligible Canada employee”) and (3) you hold otherwise eligible options to purchase common stock of McAfee that remain outstanding on the last date on which this offer remains open for acceptance.
     If you are an employee or other service provider of McAfee, unless expressly provided by an agreement between you and McAfee or by the requirements of applicable law, your employment or other service with McAfee will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.
     None of our executive officers, listed on Schedule A to this Offer to Amend, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and none of our directors holds eligible options and therefore none of our executive officers or directors is eligible to participate in this offer.
2.	Number of options and amount of consideration; expiration date.
     Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.
     An option to purchase common stock is eligible for this offer only if each of the following conditions is met:
•	the option was granted under either the McAfee, Inc. 1997 Stock Incentive Plan or the Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan (together, the “McAfee Stock Plans”);

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date that McAfee determined the option was actually granted (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	if the option is held by an eligible U.S. employee, the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion may be an “eligible option”) . If the option is held by an eligible Canada employee, the option may be an “eligible option” even if it was vested as of December 31, 2004; and

•	the option is held by an eligible employee and is outstanding as of the last date on which this offer remains open for acceptance.

     As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer. For example, if a particular option grant expires after commencement of the offer, but before the expiration date, that particular option grant is not eligible for amendment pursuant to this offer.
     If you choose to accept this offer with respect to any of your outstanding options in this offer, you must accept this offer with respect to all of your eligible options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.
Eligible U.S. Employee Election Example
     If you are an eligible U.S. employee and you hold: (1) an eligible option to purchase 1,000 shares of McAfee common stock, which you have already exercised with respect to 700 shares, and (2) an eligible option to purchase 500 shares of McAfee common stock, of which you have exercised none of the shares, and (3) an option to purchase 1,000 shares, all of which remain unexercised and of which 100 shares have vested on or before December 31, 2004 (so only 900 shares are “eligible options”), you may elect to amend:
•	all of your eligible options, with respect to: (1) 300 shares of your first option, (2) 500 shares of your second option, and (3) 900 shares of your third option; or

•	none of your options.

These are your only choices in this example.
Eligible Canada Employee Election Example
     If you are an eligible Canada employee and you hold: (1) an eligible option to purchase 1,000 shares of McAfee common stock, which you have exercised with respect to 700 shares, and (2) an eligible option to purchase 500 shares of McAfee common stock, of which you have exercised none of the shares, and (3) an option to purchase 1,000 shares, all of which remain unexercised and of which 100 shares have vested on or before December 31, 2004, you may elect to amend:
•	all of your eligible options, with respect to: (1) 300 shares of your first option, and (2) 500 shares of your second option, and (3) 1,000 shares of your third option; or

•	none of your options.
     These are your only choices in this example.
     If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option grant, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you. Because you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any elections made by you or any errors made by you with respect to such an election.
     Subject to the terms of this offer and upon our acceptance of the options with respect to which you have properly elected to accept this offer, an eligible option with respect to which you accept this offer will be replaced with the following consideration:

1. Your eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of McAfee on the date that McAfee determined the option was actually granted (that is, on the option’s grant date of record).
If you are an eligible U.S. employee and only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse personal tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price (referred to as the “original exercise price”). If you are an eligible Canada employee, the entire outstanding portion of the eligible option will be amended to increase the exercise price.
You will be provided with an Addendum which will list the eligible options and, for each eligible option, the original exercise price of your eligible options, and the new exercise price of the eligible options, should you accept this offer with respect to those options. Your Addendum was sent to you in the email from tender_offer@mcafee.com dated January 4, 2008.
2. In addition, for each eligible option amended in this offer, if you are an eligible U.S. employee you will receive a cash payment equal to 105% of the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below, less any applicable tax withholdings. Cash payments, less any applicable tax withholdings, to eligible U.S. employees will be paid on the first payroll date in 2009 (regardless of whether you are an employee of McAfee at the time of payment). If you are an eligible Canada employee, you will receive a cash payment equal to 150% of the aggregate exercise price increase. Cash payments, less any applicable tax and social insurance withholdings, to eligible Canada employees will be paid promptly following the expiration date of this offer. The cash payment to eligible U.S. employees is greater than the aggregate exercise price increase to compensate eligible U.S. employees for the delay in payment. Canadian tax laws do not contain the same requirement and therefore the delay does not apply to eligible Canada employees. However, because eligible Canada employees will be taxed at a higher rate on the cash payment than their regular option gains, they will receive an amount greater than the aggregate exercise price increase to compensate for the higher taxes they must pay.
     Your Addendum will list the number of unexercised shares subject to your option and the cash payment you will be entitled to receive if you elect to amend your eligible options. Your Addendum was sent to you in the email from tender_offer@mcafee.com dated January 4, 2008. If you hold an option that is not listed on the Addendum, the option is not an eligible option and therefore is not eligible for amendment pursuant to this offer.
     For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.
Eligible U.S. Employee Option Example
You are an eligible U.S. employee and you were issued an option to purchase 2,000 shares of McAfee common stock with an original exercise price per share equal to $16.00. Of the number of shares subject to your option, 400 shares vested on or before December 31, 2004. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options was determined to be $18.00. As of the offer expiration date, 1,400 shares were vested (1,000 shares of which vested after December 31, 2004) and you had not exercised any portion of the option. The options will be eligible options with respect to 1,600 shares (the 400 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible for this offer). If you accept this offer, then pursuant to the terms of the offer you will receive the following:
     1. The option to purchase 1,600 shares will be amended to increase the exercise price to $18.00 per share. 1,000 shares subject to the option will be vested as of the expiration date.
     2. A cash payment of $3,360.00 (this is 105% of $3,200.00, which is $18.00-$16.00 multiplied by 1,600 shares) (the portion of the option that is eligible for amendment as of the expiration date of the offer), less any applicable tax withholdings, will be payable on the first payroll date in 2009.
Eligible Canada Employee Eligible Option Example
You are an eligible Canada employee and you were issued an option to purchase 2,000 shares of McAfee common stock with an original exercise price per share equal to $16.00 per share. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options was determined to be $18.00. As of the offer expiration date, 1,500 shares were vested and you had not exercised any portion of the option. The options will be eligible options with respect to all 2,000 shares subject to the option and if you accept this offer, then pursuant to the terms of the offer you will receive the following:
     1. The option to purchase 2,000 shares will be amended to increase the exercise price to $18.00 per share. 1,500 shares subject to the option will be vested as of the expiration date.
     2. A cash payment of $6,000.00 (this is 150% of $4,000.00, which is $18.00-$16.00 multiplied by 2,000 shares) (the portion of the option eligible as of the expiration date of the offer), less any applicable tax and social insurance withholdings, will be payable promptly following the expiration date.
     The vesting of your amended options will not change. As a result, once you cease to be an employee or other service provider, there will be no further vesting of your amended option.
     All amended options will be subject to the terms of the option plan under which they were granted and as amended in accordance with this offer. The current forms of option agreements under the McAfee Stock Plans are attached as exhibits to the Schedule TO with which this offer has been filed. See Section 9 of this Offer to Amend for a description of the McAfee Stock Plans.
     The expiration date for this offer will be 11:00 p.m., Central Time, on February 1, 2008, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.
3. Purpose of the offer.
     McAfee determined that certain options granted under the McAfee Stock Plans were issued with an exercise price less than the fair market value of the underlying McAfee common stock on the date of grant. With respect to eligible U.S. employees, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004, will likely subject the eligible U.S. employees to unfavorable tax consequences. With respect to eligible Canada employees, the options that were granted at a discount likely will result in the loss of preferential tax treatment under paragraph 110(1)(d) of the Income Tax Act (Canada) and under Quebec tax legislation. If the eligible options are amended and cash payments are distributed, the unfavorable tax consequences, as described in Section 14, for eligible U.S. employees will be eliminated, and as described in Schedule C for eligible Canada employees, preferential tax treatment is likely to be retained.
     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company, except as described below;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities. At any given time, we may be reviewing a number of such opportunities. These transactions might be completed in the ordinary course of business consistent with past practice during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.
     In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management. The Company expects that it will continue to make changes in this regard.
     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. McAfee has engaged a third-party consultant to assist in the preparation of employee communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. The third-party consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.
4. Procedures for electing to participate in this offer.
Proper election to elect to participate in this offer.
     Participation in this offer is voluntary. If you choose to participate in this offer, you must do one of the following before 11:00 p.m., Central Time, on February 1, 2008:
1.	Access the election form via the email from tender_offer@mcafee.com dated January 4, 2008. Select the “ACCEPT OFFER” button located at the top of the email after you have read the election form terms and conditions to submit the election form electronically; or

2.	Alternatively, print the entire election form contained in the email from tender_offer@mcafee.com dated January 4, 2008 or from McAfee’s website at http://internal/nai.com/division/finance/stockadmin/default.asp. Complete the election form by selecting the “ACCEPT OFFER” box on the last page of the election form and signing and dating the election form after you have read the election form terms and conditions. Submit the election form via fax to Charles Deaton at (972) 987-2047.
     Only responses that are properly completed and actually received by the Company electronically via the email from tender_offer@mcafee.com dated January 4, 2008, or via fax on or before the deadline will be accepted. Responses that are received after the deadline will not be accepted.
     The delivery of election forms is at your risk. McAfee intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation that McAfee has received your response, you must confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email tender_offer@mcafee.com. Responses may be submitted only electronically via the email from tender_offer@mcafee.com dated January 4, 2008, or via fax. Responses submitted by any other means, including hand delivery, United States mail, Canadian post and Federal Express (or similar delivery service), are not permitted.
     If you participate in this offer, you must accept this offer with respect to all of your eligible options. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options (including the numbers of shares subject to the option and its original exercise price), the new exercise price that will apply if the option is amended and the cash payments with respect to eligible options, if amended. If you hold an option that is not listed on the Addendum, then that means the option is not an eligible option.
     Except as noted in Section 5, your election to participate becomes irrevocable after 11:00 p.m., Central Time, on February 1, 2008, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.
     The delivery of all documents, including election forms, is at your risk. McAfee intends to confirm the receipt of any election form by email within two U.S. business days. If you have not received an email confirmation, you must confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email

tender_offer@mcafee.com. Only responses that are complete, signed and actually received by the Company by the deadline will be accepted. Responses may only be submitted electronically via the email from tender_offer@mcafee.com dated January 4, 2008, and via fax. Responses submitted by any other means, including hand delivery, United States mail, Canadian post and Federal Express (or similar delivery service), are not permitted.
     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all options with respect to which proper elections are made promptly after the expiration of this offer.
     Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, email or other methods of communication. Options accepted will be amended on the expiration date, which we presently expect will be February 1, 2008.
Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
Our acceptance constitutes an agreement.
     Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between McAfee and you upon the terms and subject to the conditions of this offer.
5. Withdrawal rights and change of election.
     You may withdraw the options with respect to which you previously elected to accept the offer only in accordance with the provisions of this section.
     If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to all of these options at any time before the expiration date, which is expected to be 11:00 p.m., Central Time, on February 1, 2008. If we extend the offer, you may withdraw all your options at any time until the extended expiration date.

     In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 11:00 p.m. Central Time on March 3, 2008, you may withdraw your options at any time thereafter.
     To validly withdraw the options with respect to which you previously have chosen to accept this offer, you must do one of the following:
1.     Complete and submit the election form in the email from tender_offer@mcafee.com dated January 4, 2008 by selecting the “REJECT OFFER” button at the top of the email after you have read the election form terms and conditions.

2.     Print the entire election form in the email from tender_offer@mcafee.com dated January 4, 2008. Alternatively, you can print the election form on McAfee’s website by accessing it via: http://internal/nai.com/division/finance/stockadmin/default.asp. Complete the election form by selecting the “REJECT OFFER” box on the last page of the election form and signing and dating the page. Fax the properly completed election form to Charles Deaton at (972) 987-2047.

     You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. McAfee must receive the properly completed and signed election form before the expiration date. The expiration date will be 11:00 p.m., Central Time, on February 1, 2008, unless we extend the offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted acceptance or withdrawal we receive before the expiration date.
     You may not rescind any withdrawal. If you change your mind after you have submitted a withdrawal and wish to participate in the offer, you must submit a new election form. Your election to participate in the offer, with respect to withdrawn eligible options, will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must complete and submit a new election form before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed and submitted after your prior election form withdrawing your election.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of election forms. Our determination of these matters will be final and binding.
     The delivery of all documents, including any election forms, is at your risk. McAfee intends to confirm the receipt of your election form by email within two U.S. business days. If you have not received an email confirmation, you must confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may email tender_offer@mcafee.com. Only responses that are properly completed and actually received by the Company electronically via the email from tender_offer@mcafee.com dated January 4, 2008, or via fax by the deadline will be accepted. Responses submitted by any other means, including hand delivery, United States mail, Canadian post and Federal Express (or similar delivery service), are not permitted.

6. Acceptance of options for amendment, issuance of cash payments, and amended options.
     Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date.
     Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date (but following the expiration of the offer), which is on the same date as the expiration date. We expect that the expiration date will be February 1, 2008, unless the offer period is extended. We expect that the amendment date will be February 1, 2008, unless the offer period is extended. If the expiration date is delayed, the amendment date will be similarly delayed. Once eligible options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.
     For purposes of the offer, we will be deemed to have accepted options for you with respect to which valid elections have been made and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for amendment of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.
     In lieu of the eligible options with respect to which you choose to accept this offer, you will be entitled to receive amended options and a cash payment, as described in Section 2 of this Offer to Amend, subject to any applicable vesting conditions. Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the same date as the expiration date. The amendment date will be February 1, 2008, unless the offer period is extended. Promptly following the expiration of the offer, you will receive an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend.
     In addition, if you elected to amend any eligible option, the “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive the cash payment. If you are an eligible U.S. employee, any cash payment owed to you for an eligible option with respect to which you have chosen to accept this offer will be paid to you, less any applicable tax withholdings, on the first payroll date in 2009. If you are an eligible Canada employee, any cash payment owed to you for an eligible option you have elected to amend will be paid to you, less applicable tax and social insurance withholdings, promptly following the expiration date. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. If you do not receive an Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment within seven U.S. business days after the expiration date, please email tender_offer@mcafee.com.
     With respect to eligible U.S. employees, the regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options also impose certain requirements regarding the timing of the cash payments with respect to your eligible options. These regulations do not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments to eligible U.S. employees who participate in the offer is in 2009. However, in order to compensate employees for the delay in payment, we are paying eligible U.S. employees who participate in the offer an additional 5% (for a total of 105%) of the aggregate exercise price increase for each eligible option amended under this offer. Canadian tax laws do not contain the same requirement and therefore the delay does not apply to eligible Canada employees. However, because Canada employees will be taxed at a higher rate on the cash payment than their regular option gains, they will receive 50% greater than the aggregate exercise price increase (for a total of 150%) to compensate for the higher taxes they must pay.
     Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment, to the extent you exercise options that are eligible options. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.
7. Conditions of the offer.
     Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:
•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the counter market in the United States:

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•	in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the Nasdaq Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer;

•	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	there shall have been instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);
•	a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:
-	any person, entity or group has purchased all or substantially all of our assets;

-	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

-	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares;

-	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options; or

-	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
•	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Amend);

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of McAfee that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or
•	any rules or regulations by any governmental authority, the New York Stock Exchange or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).
     If any of the above events occur, we may:

•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8. Price range of shares underlying the options.
     The McAfee common stock that underlies your options is traded on the New York Stock Exchange under the symbol “MFE.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ending December 31, 2007
4th Quarter	$41.35	$35.70
3rd Quarter	$37.86	$33.34
2nd Quarter	$36.76	$28.98
1st Quarter	$31.69	$28.00
Fiscal Year Ending December 31, 2006
4th Quarter	$30.00	$24.46
3rd Quarter	$24.79	$19.68
2nd Quarter	$26.80	$22.30
1st Quarter	$29.12	$21.88
Fiscal Year Ended December 31, 2005
4th Quarter	$32.33	$26.70
3rd Quarter	$33.17	$26.25
2nd Quarter	$28.68	$20.52
1st Quarter	$28.42	$22.48
Fiscal Year Ended December 31, 2004
4th Quarter	$33.39	$20.46
3rd Quarter	$20.10	$16.04
2nd Quarter	$19.75	$15.68
1st Quarter	$18.50	$14.96
     On December 28, 2007, the closing sale price of our common stock, as reported by the New York Stock Exchange was $37.47 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of amended options.
Consideration.
     We will issue cash payments in addition to amended options with respect to eligible options for which proper elections have been made and accepted as described in Section 2 of this Offer to Amend. Cash payments will be made from McAfee’s general corporate assets, and you will be a general creditor of McAfee with respect to the cash payments until they are received.
     If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 1,118,361 shares of our common stock, or approximately .7% of the total shares of our common stock outstanding as of January 3, 2008, and the maximum aggregate cash payments payable pursuant to the offer will be $1.8 million.
General terms of amended options.
     If we have accepted your election to amend your options, you will receive the consideration described in Section 2 of this Offer to Amend. Each amended option will be amended on the amendment date (expected to be February 1, 2008). All amended options will be evidenced by an “Amendment(s) to Stock Option Agreements and Promise to Make Cash Payment”, which will be sent to you promptly after the expiration of the offer. Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.
     The following description summarizes the material terms of the McAfee Stock Plans. The material terms of the McAfee Inc. 1997 Stock Incentive Plan and Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan, have substantially the same material terms, except as will not substantially and adversely affect your rights or as described herein. Our statements in this Offer to Amend concerning the McAfee Stock Plans and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the McAfee Stock Plans, and the forms of option agreement under the McAfee Stock Plans, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please email tender_offer@mcafee.com, to receive a copy of the McAfee Stock Plans, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
Summary of the McAfee Stock Plans.
     The McAfee Inc. 1997 Stock Incentive Plan permits the granting of incentive stock options, nonstatutory stock options, restricted shares, stock units and stock appreciation rights to eligible participants. As of December 28, 2007, the maximum number of common shares subject to options currently outstanding under the McAfee Inc. 1997 Stock Incentive Plan is approximately 11,706,307 shares.
     The Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan permits the granting of nonstatutory stock options to eligible participants. As of December 28, 2007, the aggregate maximum number of common shares subject to options currently outstanding under the Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan, is approximately 983,839 shares. No options or other equity awards will be granted under the Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan in the future.

     The McAfee Stock Plans are administered by our board of directors or a committee appointed by the board of directors (the “Administrator”). Subject to the terms of the McAfee Stock Plans, the Administrator has the discretion to select the employees, officers, directors, and consultants who will be granted awards, to determine the terms and conditions of such awards, and to construe and interpret the provisions of the McAfee Stock Plans and any outstanding awards thereunder.
Term of options.
     The term of options granted under the McAfee Stock Plans is as stated in the option agreements. All amended options granted pursuant to this offer will expire on the same date as the scheduled expiration of the eligible options they amend. Amended options will expire earlier upon your termination of employment or other service with McAfee.
Termination of employment.
     If you are currently an employee or other service provider of McAfee, your employment or other service will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment or other service terminates before the expiration date of this offer, your options will have ceased to vest in accordance with their terms and you will be eligible to participate in this offer only to the extent that you hold options which have vested and remain outstanding as of the last date on which this offer remains open for acceptance. Any options with respect to which you have accepted this offer that are not eligible for amendment will be returned to you and will terminate in accordance with their terms.
     Options granted under the McAfee Stock Plans generally are exercisable, to the extent vested, for ninety (90) days from the date of termination if the optionee’s employment or other service terminates for a reason other than his or her death or disability. If the optionee’s employment or other service terminates by reason of death or disability, the optionee generally will have twelve (12) months from the date of termination to exercise the vested portion of the options.
     If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment. If you participate in this offer with respect to any eligible option, you will be entitled to receive a cash payment, less any applicable tax and social insurance withholdings, regardless of whether you remain employed with or otherwise in service to the Company on the actual cash payment date.
Exercise price.
     The Administrator generally determines the exercise price at the time the option is granted. The amended options will have an exercise price per share equal to the fair market value of the underlying stock on the date that McAfee determined the option was actually granted.
Vesting and exercise.
     The Administrator generally determines the terms of vesting. Any amended option you receive will be subject to the same vesting schedule as the option it amends, and you will receive vesting credit for any vesting credit that accrued under the original option. That means that upon the amendment date, your amended options will be vested to the same extent and will continue to vest at the same rate as the options they amend. Continued vesting is subject to your continued service to us through each relevant vesting date.

Adjustments upon certain events.
     Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by, another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer and your options will be treated in accordance with the option plan under which they were granted and with your option agreement. Further, if McAfee is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the options. If McAfee is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such amended options will generally have an exercise price equal to the closing price of the acquirer’s stock on the expiration date. As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.
     You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating. In addition, your amended options may be exercisable for stock of the acquirer, not McAfee common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their McAfee common stock before the effective date.
     If we are acquired, it is possible that an acquirer could terminate your employment or other service and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee or other service provider on the scheduled payment date, you will still receive any payments to which you are entitled as a result of your participation in this offer.
     Finally, if we are acquired after the options with respect to which you have chosen to accept this offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the McAfee Stock Plans under which they were granted and as amended in accordance with this offer.
Changes in Capitalization.
     The McAfee Stock Plans generally provide that in the event of any stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, the Administrator will proportionately adjust the number of shares of common stock which may be delivered under the McAfee Stock Plans, and the number and price of shares of common stock subject to outstanding awards thereunder.

Transferability of options.
     Options granted under the McAfee Stock Plans generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution.
Amendment and termination of the McAfee Stock Plans.
     The board of directors of McAfee generally may amend, alter, suspend or terminate the McAfee Inc. 1997 Stock Incentive Plan at any time and for any reason and the board of directors of McAfee or its committee may amend, alter, suspend or terminate the Networks Associates, Inc. 2000 Nonstatutory Stock Option Plan at any time and for any reason.
Registration of shares underlying the options.
     All of the shares of McAfee common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of McAfee for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.
United States federal income tax consequences.
     You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.
     In addition, some states, including California, may have additional penalty taxes. We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.
Federal income tax consequences in multiple jurisdictions.
     If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible employees are subject to the tax laws in the United States, and also to the tax laws in Canada, India, or Ireland. If you are subject to the tax laws in one of these countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedules C through E to this Offer to Amend. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.
10. Information concerning the Company.

     We are a leading dedicated security technology company that secures systems and networks from known and unknown threats around the world. We empower home users, businesses, government agencies, service providers and our partners with the ability to block attacks, prevent disruptions, and continuously track and improve their security. We were incorporated in 1992. In June 2004, we changed our name to McAfee, Inc. from Networks Associates, Inc. and began trading on the New York Stock Exchange under the symbol MFE. We previously changed our name from McAfee Associates, Inc. to Networks Associates, Inc. in conjunction with our December 1997 merger with Network General Corporation.
     Our principal executive offices are located at 3965 Freedom Circle, Santa Clara, California 95054, and our telephone number is (408) 988-3832. Questions regarding how to participate in this offer should be emailed to tender_offer@mcafee.com.
     A summary of the financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007, which are incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     We had a book value per share of $11.73 at September 30, 2007.
     Because McAfee does not have any debt, the ratio of earnings to fixed charges is not material and has been excluded.
11.	Interests of directors and executive officers; transactions and arrangements concerning the options.
     A list of our directors and executive officers is attached to this Offer to Amend as Schedule A. None of our executive officers holds eligible options and therefore none of our executive officers is an eligible employee. None of our non-employee directors holds eligible options and therefore none of our non-employee directors is an eligible employee.
     Neither we, nor any of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of McAfee were engaged in transactions involving options to purchase our common stock during the 60 days before and including the commencement of this offer:
12.	Status of options amended by us in the offer; accounting consequences of the offer.
     Options that we acquire through the acceptance of elections under this offer will be amended under the McAfee Stock Plans.
     The offer is considered a repricing of options with respect to all eligible options and as a result, the Company may record additional stock-based compensation, if any, equal to the originally measured fair market value on the date of the grant that is to be recognized as the repricing date, plus any incremental stock-based compensation attributed to the modification. The determination of stock-based compensation will be based on the excess, if any, of the fair market value of the repriced options over the fair value of the options just prior to the repricing.

     In addition, we will recognize a compensation expense for financial reporting purposes in the aggregate amount of the cash payments that become payable pursuant to the terms of the offer.
13. Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any New York Stock Exchange listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.
     If we are prohibited by applicable laws, regulations or stock exchange rules from amending options on the amendment date, we will not amend any options subject to such provisions. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the amendment, but if the amendment is prohibited on the amendment date we will not amend any options subject to such provisions.
14. Material United States federal income tax consequences.
     If You Participate in this Offer.
     As a result of participation in this offer, you may avoid potentially adverse personal tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.
     The following is a summary of the material United States federal income tax consequences of participating in the offer for those eligible U.S. employees subject to United States federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, final or proposed tax regulations thereunder and administrative and judicial interpretations (the “Code” or “Internal Revenue Code”) as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible U.S. employee will depend upon that eligible U.S. employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.
     If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible U.S. employees may be subject to the tax laws in the United States and to the tax laws in Canada, India, or Ireland. If you are subject to the tax laws in Canada, India, or Ireland, please see the description of the tax consequences of participating in the offer under the tax laws of Canada, India, or Ireland, which is included in Schedules C through E to this Offer to Amend. In addition, some states, including California, impose additional penalty taxes and interest charges. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation. You may also direct any general questions regarding the terms of this offer or requests for general tax information about this offer by email to tender_offer@mcafee.com.
Cash payments.
     The cash payments you will receive as part of consideration for your eligible options under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable reporting requirements. If you were an employee of McAfee at the time the eligible options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholdings will be required.
Amended options.
     If you are an eligible U.S. employee who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.
     All eligible options are nonstatutory stock options for purposes of United States tax law. Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your eligible options that are amended should no longer be subject to the adverse personal tax consequences under Section 409A that this offer was designed to allow you to avoid.
     We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.
     Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of McAfee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholdings will be required.
     In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction. We strongly recommend that you consult with your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer. You may also direct any general questions regarding the terms of this offer or requests for general tax information about this offer via email to tender_offer@mcafee.com.
     If You Do Not Participate in this Offer.
     The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those eligible U.S. employees subject to United States federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury IRS guidance thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible U.S. employee will depend upon that eligible U.S. employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. In addition, some states, including California, impose additional penalty taxes and interest charges. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation. You may also direct any general questions regarding the terms of this offer or requests for general tax information about this offer via email to tender_offer@mcafee.com.
     Your decision not to accept this offer with respect to your eligible options could result in potentially adverse personal tax consequences to you. Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.
     As a result of your participating in this offer, you may avoid potentially adverse personal tax consequences associated with your eligible options under U.S. tax law. Section 409A and IRS guidance under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) are considered deferred compensation and must comply with the operating rules of Section 409A. In order to comply with those operating rules, the stock options must have fixed exercise dates to avoid early income recognition and an additional 20% tax and possible interest charges. None of the eligible options have fixed exercise dates and therefore this non-compliance with the operating rules of Section 409A would likely subject the eligible U.S. employees to income recognition before the options are exercised and would subject the eligible U.S. employees to the additional 20% tax.
     The Treasury Department and the IRS have issued final regulations with respect to Section 409A and the tax implications of discount options, but the regulations do not provide final guidance with respect to the tax consequences of discount options. Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible U.S. employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible U.S. employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have adopted laws similar to Section 409A. Consequently, eligible U.S. employees may also incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).
     Example:
You are an eligible U.S. employee who holds options to purchase 1,000 shares of McAfee common stock with an original exercise price per share of $16.00. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options for financial accounting purposes was determined to be $18.00. On the initial vesting date of December 31, a total of 250 of the shares subject to the option vest at a time when the fair market value is $30.00 per share and there is a total “spread’’ of $3,500.00. Under the IRS guidance, in the year in which the option vests, you may have taxable income equal to $3,500.00 (the difference between the $30.00 fair market value and $16.00 original exercise price multiplied by the 250 shares that vest) for federal and state tax purposes at your applicable income tax rates and also owe an additional $700.00 due to the 20% penalty tax imposed under Section 409A (20% of $3,500.00). If you are a California employee, you may owe an additional $700.00 due to the 20% penalty tax imposed under California law. Additionally, you may owe an interest penalty with the calculation of such penalties dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock. If, for example, your applicable federal and state tax rate is a total of 44.3%, then once the Section 409A and equivalent California penalty taxes are added, you could end up paying approximately 84.3% on the “spread’’ of an option you may not have yet exercised, plus potential interest charges, which may be approximately 9% of the “spread.’’
Uncertainty
     Unfortunately, the final regulations issued by the Treasury Department and the IRS did not contain final guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance, but we will work as quickly as administratively feasible if future guidance is issued to analyze it and provide information to our eligible U.S. employees regarding such guidance.
     McAfee cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the tax regulations do not provide final guidance with respect to the tax consequences of discount options. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.
     In addition, if you are subject to taxation in the United States, and also are subject to taxation in Canada, India, or Ireland, there may be additional tax consequences relating to your participation in this offer. Please see Schedules C through E of this Offer to Amend, as applicable, for a description of these tax consequences. Further, some states, including California, impose additional penalty taxes and interest charges. We recommend that you consult with your financial, legal and/or tax advisors regarding any personal tax consequences, including any state tax consequences.
15. Extension of offer; termination; amendment.
     We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 8:00 a.m., Central Time, on the next U.S. business day after the previously scheduled expiration date.
     We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.
     Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.
     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.
16. Fees and expenses.
McAfee has engaged a third-party consultant to assist in the preparation of employee communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. The third-party consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17. Additional information.
     This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:
1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on December 21, 2007;

2.	Our quarterly reports on Form 10-Q for our fiscal quarters ended June 30, 2006, September 30, 2006, March 31, 2007, June 30, 2007 and September 30, 2007, filed with the SEC on December 21, 2007;

3.	Our current reports on Form 8-K dated July 26, 2007, January 2, 2007, November 13, 2007 and December 21, 2007, filed with the SEC on July 26, 2007, January 2, 2007, November 19, 2007 and December 21, 2007, respectively; and

4.	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on January 25, 2002 and any further amendment or report filed hereafter for the purpose of updating such description.
     The SEC file number for these filings is 001-31216. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by emailing tender_offer@mcafee.com. You can also view and print additional copies of the Offer to Amend and the election form at http://internal/nai.com/division/finance/stockadmin/default.asp.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18. Financial statements.
     Attached as Schedule B to this Offer to Amend is our summary financial information from our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2007 and from our annual report on Form 10-K for our fiscal year ended December 31, 2006. More complete financial information is incorporated by reference to the financial information appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and our quarterly report on Form 10-Q for the quarter ended September 30, 2007, and may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.

19. Miscellaneous.
     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. McAfee has engaged a third-party consultant to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. The third-party consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. You should rely only on the information in this document or documents to which we have referred you. Except with respect to the third-party consultant to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend the Exercise Price of Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
McAfee, Inc.
January 4, 2008

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF MCAFEE, INC.
     The directors and executive officers of McAfee are set forth in the following table:

Name	Position and Offices Held
David DeWalt	Chief Executive Officer, President and Director
Eric F. Brown	Chief Operating Officer and Chief Financial Officer
Christopher S. Bolin	Executive Vice President of Product Development and Chief Technology Officer
Richard J. Decker	Chief Information Officer
Mark D. Cochran	General Counsel and Executive Vice President
Michael P. DeCesare	Executive Vice President of Worldwide Sales Operations
Robert Bucknam	Director
Leslie Denend	Director
Denis O’Leary	Director
Robert Pangia	Director
Chuck Robel	Director; Non-Executive Chairman of the Board
Liane Wilson	Director
     Our executive officers and directors do not hold eligible options and therefore are not eligible to participate in this offer.
     The address of each executive officer and director is: c/o McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054 U.S.A.

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SCHEDULE B
SUMMARY FINANCIAL INFORMATION OF MCAFEE, INC.

	Year to Date	Year Ended
	September 30, 2007	December 31, 2006
	(In thousands, except per share amounts)
Consolidated Condensed Statement of Earnings Data:
Total net revenues	$951,694	$1,145,158
Total cost of goods sold	219,302	246,840
Gross Profit	732,392	898,318
Income from operations	126,811	139,028
Net income	154,795	137,471
Net income per share:
Basic	$0.97	$0.85
Diluted	$0.94	$0.84
Net income from operations per share:
Basic	$0.79	$0.86
Diluted	$0.77	$0.85
Shares in computing income per share:
Basic	159,802	160,945
Diluted	163,871	163,052

Consolidated Condensed Balance Sheet Data (at period end)
Cash and cash equivalents	$500,339	$389,627
Current assets	1,425,825	1,176,632
Non-current assets	1,767,926	1,623,638
Current liabilities	1,034,369	1,030,379
Non-current liabilities	284,026	342,642
Total stockholders’ equity	1,875,356	1,427,249

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SCHEDULE C
GUIDE TO TAX ISSUES IN CANADA
     The following is a summary of the general Canadian federal income tax consequences of participating or declining to participate in the offer for those eligible employees subject to Canadian tax. This discussion is based on the tax laws in force as of November 2007. The federal tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. It should be noted that, although most provinces use the same definitions of income and taxable income as is used at the federal level, certain provinces impose their own income tax through comprehensive tax legislation. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
     This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account foreign tax considerations which may differ significantly from those discussed herein.
     If you are a resident of Canada for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
Taxation of Stock Options in Canada
     Paragraph 7(1)(a) of the Income Tax Act (Canada) (the “ITA”) provides that the employee is taxed on the amount of the spread at exercise (i.e., the difference between the exercise price and the fair market value of the shares at exercise).
     Pursuant to paragraph 110(1)(d) of the ITA, in computing taxable income, the employee may deduct one-half of the amount of the spread if certain conditions are met. One of these conditions is that the exercise price must be no less than the fair market value of those shares at the time the option is granted. For example, if the fair market value of one share is US$100 at the time the option is granted, the fair market value is US$150 when the employee exercises the option, and the employee pays US$100 for the share in exercising the option, the employee must include the US$50 spread in his or her income. When the conditions noted above are met, however, the employee may deduct one-half of the US$50 spread (i.e., US$25) in computing taxable income. The employee calculates the one-half deduction when filing his or her annual income tax return.
     Generally, a taxpayer is required to recognize income from an option benefit in the year he or she exercises an option. However, for qualifying options, the employee is not required to take the income into account, until the earlier of the time that he or she sells the shares, dies or becomes a non-resident of Canada. An employee who wishes to defer taxation on qualifying options must file a deferral election with his or her employer by January 15 of the year following the year in which the options are exercised. An employee with deferred stock option benefits is also required to complete and file a Form T1212 with the Canada Revenue Agency (the “CRA”) together with his or her annual tax return for every year the employee has a balance of deferred stock option benefits outstanding.
     The deferral applies only to the first C$100,000 worth of options that vest in any one year. For this purpose, the value of an option equals the fair market value of the underlying share at the time the option is granted. The one-half exclusion under paragraph 110(1)(d) will apply at the time of sale, when the tax is due on the spread arising at the time of exercise.

     Although all other provinces calculate the amount included in income on the same basis as the federal government, the Quebec equivalent of the paragraph 110(1)(d) deduction only permits a 25% deduction from the stock option benefit.
     An employee will be subject to social insurance contributions on the taxable income at exercise (regardless of whether the deferral applies) to the extent he or she has not exceeded the annual wage ceiling.
     The taxable amount, i.e., the taxable capital gain, on the sale of the shares will be one-half of the difference between the sale proceeds and the adjusted cost base of the shares (generally, the fair market value of the shares on the date of exercise), less any brokerage fees. In addition, the taxable amount, if any, that the employee elected to defer at exercise will become taxable at the time the shares are sold (and added to the adjusted cost base of the shares). Income tax will be assessed on the taxable income at the employee’s marginal income tax rate.
     One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.
If you are a Canadian Taxpayer and Participate in this Offer
     If you participate in this offer, your taxable benefit upon exercising your eligible options will likely be less than the benefit if you declined the offer. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to have your current options amended.
     Your options that were granted at a discount will likely not be entitled to the deduction and deferral with regard to the taxable income at exercise under paragraph 110(1)(d) and under Quebec tax legislation. If you accept this offer to amend your option agreement, upon the exercise of your options, you may be entitled to preferential tax treatment under paragraph 110(1)(d) and under Quebec tax legislation (although this result is not completely certain). Given this uncertainty, we recommend that you check with your tax advisor to determine if the deduction and deferral apply to your situation.
     You will be subject to social insurance contributions on the taxable amount at exercise (regardless of whether the deferral applies) to the extent that you have not exceeded the annual wage ceiling.
     In addition, if you participate in this offer, you will be subject to tax and social insurance contributions on any cash payment received pursuant to this offer. You will likely not be subject to tax at the time you accept this offer and your current eligible options are amended. McAfee will withhold taxes and social insurance contributions, and report income amounts to the CRA and other taxing authorities as required by applicable laws. Please note, however, that the result is not completely certain.
If you are a Canadian Taxpayer and Do Not Participate in this Offer
     If you do not participate in this offer, your taxable benefit upon exercising your eligible options will likely be greater than the benefit if you accepted the offer. You will not receive any cash payment. Please read this section carefully and talk to a tax advisor about your decision regarding participation in this offer.
     If you elect to not participate in this offer, your options likely do not meet the requirements for the preferential tax treatment, and upon the exercise of your options, you will likely be subject to tax on the full amount of the spread at exercise (i.e., the difference between the exercise price and the fair market value of the shares at exercise). You likely will not be entitled to the deferral or the paragraph 110(1)(d) or Quebec tax legislation deduction.
     You will be subject to social insurance contributions on the taxable amount at exercise to the extent that you have not exceeded the annual wage ceiling.
     If you acquire shares upon exercise, you will realize a capital gain or loss when you subsequently sell the shares based on the difference between the sale proceeds and the adjusted cost base of the shares.
SPECIAL NOTICE FOR QUEBEC EMPLOYEES
     You acknowledge that it is your express wish that this offer, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
     Vous reconnaisez que c’est votre desire exprés d’avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Uncertainty
     McAfee cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment of the award. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

SCHEDULE D
GUIDE TO TAX ISSUES IN INDIA
     The following is a summary of the general Indian federal income tax consequences of participating or declining to participate in the offer for those eligible employees subject to Indian tax. This discussion is based on the tax laws in force as of November 2007, and on the assumption that the current published administrative and assessing policies of the Central Board of Direct Taxes (the “CBDT”). The federal tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
     This summary is not exhaustive of all possible Indian federal income tax considerations and does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account foreign tax considerations which may differ significantly from those discussed herein.
     If you are a resident of India for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. Certain eligible employees are subject to the tax laws in India, and also to the tax laws in the United States. If you are subject to the tax laws in the United States, please see the description of the tax consequences of participating in the offer under the tax laws of the United States which is included in Section 14 of this Offer to Amend. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
Taxation of Stock Options in India
     Under the amended Finance Act 2007 (effective as of April 1, 2007), employees are no longer subject to income tax on any benefit realized from participation in a stock option plan. Instead, a Fringe Benefit Tax (“FBT”) will be applied to awards under stock option plans at the time the shares are “allotted” (i.e., at exercise) at a rate of 33.99% and will be payable by the Indian employer. The taxable value on which the FBT is payable is fair market value of the shares on the date of vesting less the amount payable by the employee to receive the shares (i.e., the exercise price). It is not entirely clear whether FBT applies in a situations where options are granted by a US parent corporation to employees of its Indian subsidiary.
     In a cross-border scenario in which an employee is granted options in India, subsequently transfers to another country and exercises his or her options outside of India or is granted options outside of India but transfers to India prior to exercise, the taxation of the option income in India is unclear. It is likely that if the underlying shares are “allotted” to the employee upon an exercise outside of India, FBT does not apply. On the other hand, if an employee receives options outside of India but transfers to India prior to exercise, FBT will likely apply at exercise when the shares are “allotted” to the employee, even if the options are granted and vested outside of India. As tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis, we recommend that you consult a financial, legal and/or tax advisor with respect to the federal tax consequences in India related to cross-border scenarios.
     You will also realize a capital gain or loss when you subsequently sell the shares based on the difference between the sale proceeds and the adjusted cost base of the shares (i.e., the fair market value of the shares at vesting as determined by the Category I Merchant Banker retained by McAfee). It is likely, but not certain, that the fair market value upon vesting as determined by the Category I Merchant Banker retained by McAfee will be based on the closing price of the shares on the day the vesting occurs. Capital gain is classified as long-term gain if the shares are held for more than 12 months or short-term gain if held for 12 months or less. Short-term gains are taxed at your marginal rate of up to 33.99% rate and long-term gains are taxed at a rate of 22.66%.
If you are an Indian Taxpayer and Participate in this Offer
     If you participate in this offer, your benefit upon exercising your eligible options will be less than the benefit if you declined the offer. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to have your current options amended.
     If you are an eligible employee who chooses to accept this offer with respect to your eligible options, you will not be required to include any amount in income for Indian federal income tax purposes at the time of the amendment of your options or upon the exercise of the option. When you sell the shares you acquired upon exercise of the option, you will realize a capital gain or loss based on the difference between the sale proceeds and the adjusted cost base of the shares (i.e., the fair market value of the shares at vesting). Your capital gain is classified as long-term gain if the shares are held for more than 12 months or short-term gain if held for 12 months or less. Short-term gains are taxed at your marginal rate of up to 33.99% and long-term gains are taxed at a rate of 22.66%.
     In addition, if you participate in this offer, you will likely be subject to income tax, but not social insurance contributions, on any cash payment received pursuant to this offer at the time the payment is received. McAfee will withhold taxes and report income amounts to the CBDT and other taxing authorities as required by applicable laws.
If you are an Indian Taxpayer and Do Not Participate in this Offer
     If you participate in this offer, your benefit upon exercising your eligible options will be greater than the benefit if you accepted the offer. Further, you will not receive a cash payment. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to have your current options amended.
     The tax consequences with regard to the exercise of the option and sale of the shares obtained upon exercise are the same as described above (i.e., as if you did participate in this offer). You will not be required to include any amount in income for Indian federal income tax purposes upon the exercise of the option. When you sell the shares you acquired upon exercise of the option, you will realize a capital gain or loss based on the difference between the sale proceeds and the adjusted cost base of the shares (i.e., the fair market value of the shares at vesting). Capital gain is classified as long-term gain if the shares are held for more than 12 months or short-term gain if held for 12 months or less. Short-term gains are taxed at your marginal rate of up to 33.99% and long-term gains are taxed at a rate of 22.66%.
Exchange Control Notification
     If you remit funds outside of India to purchase shares, it is your responsibility to comply with the exchange control laws in India. Upon the sale of shares obtained upon exercise, due to exchange control restrictions in India, you must repatriate the proceeds of the sale of shares to India within a reasonable period of time (i.e., 90 days). You should obtain a foreign inward remittance certificate from the bank for your records to document compliance with this requirement and submit a copy of the foreign inward remittance certificate to your employer. If you exercise by means of a cashless sell-all exercise, the proceeds of the sale of the shares, less the exercise price and any brokerage fees or commissions, must be repatriated to India. You will not be permitted to use the cashless sell-to-cover method of exercise such that a certain number of shares subject to your options will be sold immediately upon exercise and the proceeds of sale remitted to the Company to cover the aggregate exercise price for the purchased shares. In the event of changes in regulatory requirements, the Company reserves the right to permit different methods of exercises as authorized in the Plan.
Uncertainty
     McAfee cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment of stock option exercise prices under Indian tax law. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

SCHEDULE E
GUIDE TO TAX ISSUES IN IRELAND
     The following is a summary of the material Irish income tax consequences of participating or declining to participate in the offer for those eligible employees resident in Ireland for Irish income tax purposes. This discussion is based on the provisions of Section 128 of the Taxes Consolidation Act 1997 (“TCA 1997”) and the related Statement of Practice “Tax Treatment of Share Options granted in respect of Employments and Directorships – International Aspects” (the “SOP”) which was issued by the Revenue Commissioners in November 2007. The tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
     This summary is not exhaustive of all possible Irish income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account foreign tax considerations which may differ significantly from those discussed herein.
     If you are a resident of Ireland for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. Certain eligible employees are subject to the tax laws in Ireland, and also to the tax laws in the United States. If you are subject to the tax laws in the United States, please see the description of the tax consequences of participating in the offer under the tax laws of the United States which is included in Section 14 of this Offer to Amend. As the laws for cross-border employees are complex, we strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
Taxation of Stock Options in Ireland
     Where an option is capable of being exercised more than seven years from the date of grant and is granted at a discount (which is the case where it has an exercise price lower than the fair market value of the shares at date of grant), then an income tax charge will arise in respect of the grant of the option. The amount subject to income tax is the difference between the fair market value of the shares at the date of grant and the discounted exercise price. Any tax arising at the date of grant may be credited against any tax arising in respect of the exercise of the option.
     Under S128 TCA 1997, employees are subject to income tax in respect of any gains realized on the exercise, assignment or release of a stock option. In the case of the exercise of an option, the amount of the gain is calculated as the difference between the fair market value of the shares at the date of exercise and the exercise price. As noted above, any income tax paid in respect of the grant of an option may be credited against the tax arising at exercise.
Cross-border tax implications
     Previously, no Irish income tax liability arose at the date of exercise of options where either: (a) the optionee was not tax resident in Ireland at the time the option was granted and the option was unrelated to any Irish employment held by that individual; or (b) the optionee was resident at the date of grant of option but was not Irish domiciled, and the option related to non-Irish and non-U.K. employment. However, pursuant to legislative changes and further guidance provided by the Revenue Commissioners regarding the SOP, this position has changed. Depending on the employee’s

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individual circumstances, Irish income tax may now arise with respect to the exercise of options, even if the employee was not resident in Ireland at the date of grant where the option is granted on or after April 5, 2007. In addition, Irish income tax may arise with respect to the exercise of options granted on or after January 1, 2006 to an Irish resident but non-Irish domiciled individual employed outside of Ireland and the U.K.
     The SOP has particular relevance for Irish employees on overseas assignments and foreign employees on assignments in Ireland. There is a dual aspect to the SOP. First, it clarifies the scope of Irish income tax with respect to the income gain, or part thereof, on the exercise, assignment or release (hereafter referred to as exercise) of options which are granted when an individual is not resident in Ireland but is employed in Ireland during part or all of the period between the time the option was granted and the time the option vests. Second, the SOP provides for foreign tax credit relief to be granted in Ireland on any option gain arising on or after January 1, 2004, where an individual is liable to Irish income tax and has suffered foreign income tax on the same option gain.
     As mentioned above, the tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis, we recommend that you consult a financial, legal and/or tax advisor with respect to the federal tax consequences in Ireland related to cross-border scenarios.
If you are an Irish Taxpayer and Participate in this Offer
     If you participate in this offer, your benefit upon exercising your eligible options will be less than the benefit if you declined the offer. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to have your current options amended.
     If you are an eligible employee who chooses to accept this offer with respect to your eligible options, the amended option will likely not be regarded as a new option granted at the time you accept this offer. Section 128 TCA 1997 provides for relief from taxation where a stock option is released in whole or in part for consideration that consists of another option. This provision will likely apply to this offer because the cash payment and the amended option can be regarded as consideration for the eligible option, and the terms and conditions of the amended option will remain the same as the eligible option as set forth in your original stock option agreement(s). Therefore, the amended option will not be regarded as a new option and you will not be subject to tax at the time you accept this offer and your current eligible options are amended. You will be subject to income tax on any cash payment received pursuant to this offer and any gains realized on the exercise of the amended option (as discussed above in the “Taxation of Stock Options in Ireland” section). Please note, however, that this result is not completely certain and thus, it is possible the amended option may be considered a new option. Therefore, we strongly advise that you consult your tax advisor before you make any decision about participating in this offer.
     If you are a cross-border employee who received an option grant outside of Ireland prior to April 5, 2007, you likely will not be subject to the SOP provisions mentioned above unless the amendment is considered to be a new option grant. The original option, if granted at a time when the employee was non resident in Ireland and prior to April 5, 2007, remains outside the scope of these new SOP provisions as confirmed by the Revenue Commissioners. Accordingly, a charge to Irish income tax will not apply with respect to any exercise of such eligible options, even if the individual is resident in Ireland at the time of exercise. Similarly, if the cross-border individual was resident in Ireland at the date of grant of the option and the option was granted before January 1, 2006, and the relevant individual was non-Irish domiciled and was employed outside of Ireland and the U.K., then any exercise of the eligible option will be outside the scope of Irish income tax (as confirmed in the SOP). Again, we urge you to discuss this with your tax advisor before making a decision to participate in the offer.

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     If you acquire shares upon exercise, you will be subject to capital gains tax on any gains to the extent the gain exceeds your annual exemption (currently €1,270). For these purposes, the gain is calculated as the difference between the sale proceeds and the fair market value of the shares on the date of exercise. If you are non-Irish domiciled, a capital gains tax liability will only arise on the disposal of non-Irish, non-U.K. assets if you remit the proceeds into Ireland.
If you are an Irish Taxpayer and Do Not Participate in this Offer
     If you do not participate in this offer, your benefit upon exercising your eligible options will be greater than the benefit if you accepted the offer. You will not receive any cash payment. Please read this section carefully and talk to a tax advisor about your decision regarding participation in this offer.
     If you elect to not participate in this offer, you may be subject to income tax, penalties and interest with respect to the late payment of the tax that should have been paid at grant because the option was discounted and is capable of being exercised more than seven years from the date of grant. The amount subject to taxation should have been the difference between the fair market value of the shares at grant and the discounted exercise price.
     Further, for cross-border individuals, the original option, if granted at a time when the employee was non resident in Ireland and prior to April 5, 2007, remains outside the scope of Irish tax as confirmed by the Revenue Commissioners. Accordingly, a charge to Irish income tax will not apply with respect to any exercise of such eligible options, even if the individual is resident in Ireland at the time of exercise. Similarly, if the cross-border individual was resident in Ireland at the date of grant of the option and the option was granted before January 1, 2006, and the relevant individual was non-Irish domiciled and was employed outside of Ireland and the U.K., then any exercise of the eligible option will be outside the scope of Irish income tax (as confirmed in the SOP).
     As mentioned above, the tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis, we recommend that you consult a financial, legal and/or tax advisor with respect to the federal tax consequences in Ireland related to cross-border scenarios.
     If you acquire shares upon exercise, you will be subject to capital gains tax on any gains to the extent the gain exceeds your annual exemption (currently €1,270). For these purposes, the gain is calculated as the difference between the sale proceeds and the fair market value of the shares on the date of exercise. If you are non-Irish domiciled, a capital gains liability will only arise on the disposal of non-Irish, non-U.K. assets if you remit the proceeds into Ireland.
Uncertainty
     McAfee cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment of the award. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

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